As filed with the Securities and Exchange Commission on February 17, 1998
                                                      Registration No. 333-40749
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                               EnviroSource, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                             6719                     34-0617390
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

                           1155 Business Center Drive
                        Horsham, Pennsylvania 19044-3454
                                 (215) 956-5500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  James C. Hull
                   Vice President and Chief Financial Officer
                               EnviroSource, Inc.
                           1155 Business Center Drive
                        Horsham, Pennsylvania 19044-3454
                                 (215) 956-5500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies to:

       Claude A. Baum, Esq.                          Leon Z. Heller, Esq.
      Dechert Price & Rhoads                     General Counsel and Secretary
       30 Rockefeller Plaza                           EnviroSource, Inc.
     New York, New York 10112                     1155 Business Center Drive
          (212) 698-3500                       Horsham, Pennsylvania 19044-3454
                                                       (215) 956-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to change, completion or amendment, without notice. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1998


PROSPECTUS

                                OFFER TO EXCHANGE
                     9 3/4% Senior Notes due 2003, Series B
                               for all outstanding
                     9 3/4% Senior Notes due 2003, Series B

                                       of

                               ENVIROSOURCE, INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME ON ________________, 1998, UNLESS EXTENDED


         EnviroSource, Inc., a Delaware corporation ("EnviroSource" or the "Company"), hereby offers to exchange an aggregate principal amount of up to $50,000,000 of its 9 3/4% Senior Notes due 2003, Series B (the "New Notes") for a like principal amount of its 9 3/4% Senior Notes due 2003, Series B (the "Existing Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"). The New Notes and the Existing Notes are hereinafter collectively referred to as the "Notes." The terms of the New Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The New Notes will be issued pursuant to, and be entitled to the benefits of, the Indenture (as defined herein) governing the Existing Notes.

         The New Notes will bear interest from and including the date of consummation of the Exchange Offer. Interest on the New Notes will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1998. Additionally, interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor. The New Notes will be redeemable prior to maturity at the option of the Company at any time on or after June 15, 1998, at the redemption prices set forth herein, plus accrued interest. In addition, upon a Change of Control (see "Description of the Notes -- Certain Definitions") the Company is required to make an offer to purchase outstanding New Notes at 101% of the principal amount thereof, plus accrued interest. However, no assurance can be given that upon a Change of Control the Company will have, or will have access to, sufficient funds to effect such purchases. See "Risk Factors -- Risks Associated with High Leverage and Debt Covenants."

         The New Notes will be unsecured obligations of the Company. The New Notes will rank pari passu in right of payment with all existing and future unsubordinated, unsecured indebtedness of the Company. The New Notes will rank senior in right of payment to all subordinated indebtedness of the Company. Because the Company is a holding company that conducts substantially all of its business through its subsidiaries, all liabilities of the Company's subsidiaries will be effectively senior to the New Notes. The Company currently has outstanding $220 million aggregate principal amount of 9 3/4% Senior Notes due 2003, the terms of which are substantially the same as the Notes. As of September 30, 1997, the Company (excluding its subsidiaries) had $270.0 million of indebtedness outstanding, and the Company's subsidiaries had approximately $90.8 million of liabilities (including approximately $18.6 million of indebtedness).

         The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated September 30, 1997 (the "Registration Rights Agreement") by and among the Company, Morgan Stanley & Co. Incorporated ("Morgan"), Jefferies & Company, Inc. ("Jefferies") and NationsBanc Capital Markets, Inc. (collectively with Morgan and Jefferies, the "Placement Agents") with respect to the initial sale of the Existing Notes.

         The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein) of the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."

         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         Prior to the Exchange Offer, there has been no public market for the Existing Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. There can be no assurance that an active public market for the New Notes will develop. See "Risk Factors."

         The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.

                             ---------------------

         See "Risk Factors" commencing on page 14 for a discussion of certain factors that holders of Existing Notes should consider in connection with the Exchange Offer.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

The date of this Prospectus is February ___, 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Certain contracts, agreements and other documents referred to in this Prospectus have been filed as exhibits to the Exchange Offer Registration Statement, to which reference is made for a complete description thereof.

         The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and executive officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies may be obtained, by mail, at prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information is also available for inspection at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006. Shares of the Company's Common Stock are listed for trading on the Pacific Stock Exchange, and reports, proxy statements and other information concerning the Company can be inspected at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

                         -------------------------------

         The Indenture requires the Company, and the Company intends, to file with the Trustee (as defined herein) and mail to holders of the Notes copies of all quarterly and annual financial reports and all other information, documents and reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, within 15 days of filing with the Commission. See "Description of the Notes -- General."

                         -------------------------------

         THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF U.S. SECURITIES LAWS. ALL STATEMENTS REGARDING THE EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS OF THE COMPANY AND ITS SUBSIDIARIES ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY AND ITS SUBSIDIARIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. THESE EXPECTATIONS MAY BE REVISED AND THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED BY ITS CURRENT PLANS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING: (1) THE AVAILABILITY OF FINANCING AND REGULATORY APPROVALS; (2) THE ABILITY TO RETAIN KEY CUSTOMERS; (3) TECHNOLOGICAL, REGULATORY OR OTHER DEVELOPMENTS IN THE COMPANY'S BUSINESS; (4) CHANGES IN THE COMPETITIVE CLIMATE IN WHICH THE COMPANY OPERATES; (5) CHANGES IN APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS; (6) CHANGES IN MARKET DEMAND FOR THE COMPANY'S SERVICES; AND (7) THE EMERGENCE OF FUTURE OPPORTUNITIES. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS MADE BY OR OTHERWISE ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

               ANNEXES AND INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are annexed to this Prospectus:

         1. Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1997 (the "Third Quarter 10-Q"), attached hereto as Annex 1;

         2. Annual Report on Form 10-K of the Company for the year ended December 31, 1996 (the "Form 10-K"), attached hereto as Annex 2; and

         3. Proxy Statement of the Company, dated April 30, 1997 (the "Proxy Statement"), for the Annual Meeting of Stockholders held on June 19, 1997, attached hereto as Annex 3.

         Any statement contained in a document annexed hereto shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The annexes attached to this Prospectus (the "Annexes") are an integral part of this Prospectus and should be read carefully by Holders of Existing Notes.

                   ------------------------------------------

         The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;
(iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (v) the Proxy Statement for the Annual Meeting of Stockholders held on June 19, 1997; and (vi) the Company's Current Report on Form 8-K dated February 5, 1997.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents and information which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests are to be addressed to EnviroSource, Inc., 1155 Business Center Drive, Horsham, Pennsylvania 19044-3454, Attention: Leon Z. Heller, Esq., General Counsel and Secretary (Telephone No. (215) 956-5500).

                                     SUMMARY

         The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus, which includes the Annexes. Holders of Existing Notes should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus, including the Annexes, in its entirety.

                                   THE COMPANY

         EnviroSource supplies industrial customers with specialized services, primarily the recycling, handling, stabilization or landfilling of environmentally sensitive wastes or by-products. These services are generally provided pursuant to long-term contracts which enable the Company to more fully integrate its processes with those of its customers. For the year ended December 31, 1996, the Company had revenues from continuing operations of approximately $212.8 million and earnings before interest expense, income tax expense, depreciation and amortization ("EBITDA") of approximately $63.4 million.

         The Company believes that it is one of the leading providers of recycling and waste management solutions to the U.S. steel industry. This industry and U.S. companies in general have been facing rapidly changing and increasingly complex environmental regulations, with stiff penalties for non-compliance. To adapt, these companies are attempting to become more environmentally responsible while remaining both efficient and cost-competitive. The Company has strategically positioned itself to satisfy these needs by providing environmentally sound, cost-effective industrial waste management and recycling solutions to its customers, with a distinct focus on the needs of the steel industry. The Company's strategy capitalizes on satisfying requirements for:

         o Outsourcing -- performing on-site services that allow steel companies to narrow their focus to core manufacturing processes, thereby reducing operating costs and conserving capital.

         o Recycling of by-products -- recovering valuable materials from steel mill by-product streams while simultaneously reducing or eliminating waste disposal problems.

         o Waste management -- providing environmentally responsible and cost-effective disposal alternatives for industrial waste and production residues.

         The Company provides its services through its two business units, International Mill Service, Inc. and EnviroSource Technologies, Inc.

International Mill Service, Inc. ("IMS")

         IMS is the Company's largest revenue and EBITDA contributor, accounting for approximately $180.0 million, or 85%, of the Company's total revenues in 1996. IMS has served the steel industry for more than 60 years. The Company believes IMS increases its customers' productivity by providing cost-effective and reliable on-site reclamation of steel and iron and a variety of other specialized services.

         U.S. steel mills operate in a highly competitive environment. Services that help to reduce their total process costs are therefore of significant value. IMS generally provides these services under long-term contracts with a diversified customer base of over 55 steel mills in North America, including integrated mills, mini-mills and specialty mills. Using specially designed equipment, IMS provides a total recycling solution by processing slag (a by-product of steel production), recovering valuable metallics and selling the residual aggregate for road base and other uses. These services are economically and environmentally attractive. Moreover, the effective removal of slag on a continuous basis is critical to a steel mill's ability to remain in operation.

         The  Company  believes  IMS's  metal   reclamation   business  provides
stability and opportunity as a result of the following:

         o IMS's metal reclamation activities represent an enduring example of outsourcing. Since mid-century and increasingly today, steel mills have chosen to focus their financial and managerial resources directly on steel production, relying on companies like IMS to provide slag handling, metal recovery and a variety of other services on a more cost-effective basis than the mills could provide themselves. Most of IMS's business with its steel mill customers is conducted under long-term contracts that contain price escalation clauses intended to offset cost increases.

         o IMS's revenues are related to steel production tonnage rather than steel pricing and thus are not directly affected by the cyclicality of steel prices. Domestic steel production is expected to increase by approximately 18% over the next four-year period.

         o In its core steel reclamation business, management believes that IMS services customers accounting for more than 30% of total domestic steel production. This strong market position reflects the numerous long-standing relationships it has established in the steel industry based on its reputation for reliable, quality service.

         o The industry in which IMS operates is characterized by high barriers to entry. In addition to long-term contracts and long-term customer relationships, these barriers to entry include significant initial investment, engineering and environmental expertise, slag marketing experience and high customer switching risks.


         IMS has a diversified customer base, with approximately half of its revenues derived from integrated steel producers and half from mini-mills and specialty mills. IMS's largest customer is USX Corporation's Gary Works, in Gary, Indiana, which is the largest steel mill in the U.S. IMS has been providing services to this facility since 1981.


EnviroSource Technologies, Inc. ("Technologies")

         Technologies (which was formerly named EnviroSource Treatment & Disposal Services, Inc. and was commonly referred to as "TDS") accounted for approximately $32.8 million, or 15%, of the Company's total revenues in 1996. Technologies has been dedicated to the safe, economical treatment and disposal of industrial and hazardous wastes since 1976. The Company has reoriented its Technologies business to focus more on its steel mini-mill customers' production and less on the volatile waste remediation business. As a result, the Company believes that it has reduced revenue and earnings volatility and has increased realizable synergies between the Technologies and IMS businesses. In recent years, Technologies has expanded its services to provide for chemical stabilization of electric arc furnace ("EAF") dust, which is a material produced by steel mini-mills that has been designated a hazardous waste by the U.S. Environmental Protection Agency. Technologies also owns two of the 19 currently operating commercial hazardous waste landfills in the U.S.

         The Company believes that the U.S. steel industry generated approximately 700,000 tons of EAF dust in 1997 and the Company expects that approximately 1,000,000 tons of EAF dust will be generated annually by 2001. This increase in generated EAF dust will occur as the mini-mill industry continues to expand to meet market needs. EAF dust must be recycled or treated and disposed of in an appropriately secure landfill. Steel companies are sensitive to service, process integrity and their all-in cost when they select a recycling or stabilization and disposal option for this material. The Company believes that its proprietary Super Detox(R) technology for the chemical stabilization and disposal of EAF dust provides an environmentally safer and more cost-effective solution than the thermal recycling processes historically utilized by a large portion of the mini-mill industry.

         The Company believes that Technologies is well positioned to compete effectively with all other processes for EAF dust disposal due to its enhanced stabilization capabilities, its existing permitted landfill capacity and the strategic locations of its landfills, which help to minimize freight costs. In addition, expanded use of rail services has further improved Technologies' competitive position. In November 1996, rail service providing for the transport of waste directly to Technologies' Ohio facility became available, making it the only hazardous waste treatment and disposal facility in the U.S. with such direct rail service. This direct rail service has broadened the market reach of the Ohio site.

         Technologies continues to service many other industrial customers in the secure treatment and disposal of hazardous wastes. However, the majority of the material expected to be disposed in its landfills is treated EAF dust.

         In addition to its operations at its landfills, Technologies also provides:

         o    on-site treatment of EAF dust at one mini-mill,

         o on-site waste and landfill management services for a domestic steel producer,

         o engineering support for various projects sponsored by IMS and steel industry customers, and

         o    management of a wet scrubber sludge plant for an electric utility.

         The Company expects the demand for its services to increase due to the greater volume of EAF dust being produced, the increased use of scrap substitutes that lower the zinc level in the dust, and the recent decline in the value of zinc recovered by competing thermal recycling processes. Utilizing the Super Detox(R) technology, in 1998 the Company expects to process in excess of 240,000 tons at its Ohio and Idaho facilities. At these regional facilities and at one on-site facility, in 1997 the Company treated approximately 35% of the total volume of EAF dust generated in the United States.

Business Strategy

         EnviroSource's   business  strategy  focuses  on  servicing  the  steel
industry and growing its business through service expansions to existing and new customers and, potentially, through selective acquisitions.

         o    Service  Expansions:  The Company plans to pursue selective growth
              by  offering  an  expanded  range  of  services.   These  services
              represent a diverse array of cost-effective solutions, including:

              -- Specialized Materials Handling -- The Company has pioneered alternative approaches for material handling and inventory management which provide cost savings and improved quality.

              -- Surface Conditioning -- The Company provides an automated steel slab surface conditioning process (called scarfing) that helps its customers increase product yields and improve product quality, while gaining measurable cost savings.

              -- Scrap Preparation and Handling -- The Company's services include the collection of revert scrap and the handling, testing, transporting and mixing of purchased scrap for direct charge into electric arc furnaces.

              -- Slab Cutting Services -- The Company is developing a process, utilizing licensed technology, to cut steel slabs and plates with increased speed and reduced metal loss, which the Company believes will result in significant cost savings for both integrated mills and certain mini-mills.

              -- EAF Dust Treatment and Disposal Service -- Using its Super Detox(R) technology, the Company is continuing to secure additional EAF dust tonnage to more fully utilize its permitted annual volume limitations in Ohio and to capture additional market share at its Idaho facility.

         o Selective Acquisitions: The Company may seek to acquire businesses which will result in increased market penetration and/or provide complementary services which it can market to its existing and prospective customer base. As an example, in 1996, IMS acquired Alexander Mill Services, Inc., which provides slag processing services at 10 mini-mills. Management believes such acquisitions should provide the Company with favorable economics coupled with relatively low risk.

Recent Developments

         o The union employees of Wheeling-Pittsburgh Steel Corporation ("Wheeling-Pittsburgh"), IMS's second largest customer, were on strike from October 1, 1996 to August 13, 1997. The strike was resolved with the execution of a five-year union contract.

              Wheeling-Pittsburgh contributed approximately $13 million in revenue to the Company in 1995. During the nine months ended September 30, 1997, the Company's earnings were negatively impacted by the strike. The Company anticipates that Wheeling-Pittsburgh will return to historical levels of production in 1998. See "Risk Factors -- Dependence on Steel Mill Production; Economic Conditions."

         o On January 21, 1997, the Company sold the capital stock of IMSAMET, Inc. ("IMSAMET"), a wholly-owned subsidiary that performed recycling and waste management services for the aluminum industry, for $58 million in cash. The proceeds from the sale were used to repay $56 million of revolving credit borrowings under the Bank Credit Facility (as defined herein) and for expenses related to the transaction. (In the third quarter of 1997, the Company received an additional $2 million in cash from the purchaser of IMSAMET in connection with a purchase price adjustment.) The divestiture has allowed the Company to focus more on strengthening its position as a premier steel industry service-provider.

         o In December 1997, the U.S. Court of Appeals for the District of Columbia Circuit dismissed a challenge to the action of the U.S. Environmental Protection Agency ("EPA") delisting EAF dust (an EPA-listed hazardous waste) that is treated by the Company's Super Detox(R) technology. The challenge was brought by one of Technologies' competitors, which has recently filed a petition for rehearing.

         o In December 1997, the Company entered into a long-term service arrangement with another company, providing EnviroSource with access to substantial additional EAF dust processing capacity utilizing its Super Detox(R) technology.

                               THE EXCHANGE OFFER


Securities Offered            Up to $50,000,000  aggregate principal  amount of
                              93/4% Senior Notes due 2003, Series B.The terms of the New Notes and Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

The Exchange  Offer           The New Notes are being  offered in exchange for a
                              like principal amount of Existing Notes.  Existing
                              Notes may be exchanged only in integral multiples of $1,000. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement.

Expiration Date; Withdrawal
of Tender                     The Exchange  Offer will expire at 5:00 p.m.,  New
                              York City time, on ____________, 1998, or such later date and time to which it may be extended by the Company. The tender of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to the
Exchange Offer                The Company's obligation to accept for exchange,
                              or  to  issue  New  Notes  in  exchange  for,  any
                              Existing  Notes is subject to compliance  with any
                              applicable law and any  applicable  interpretation
                              by the  staff  of  the  Commission,  which  may be
                              waived   by  the   Company   in   its   reasonable
                              discretion. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange
                              Offer-- Certain Conditions to the Exchange Offer."

Procedures for Tendering
Existing Notes                Each  holder of Existing  Notes  wishing to accept
                              the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation, to the Exchange Agent (as defined herein) at one of the addresses set forth herein. See "The Exchange Offer -- Procedures for
                              Tendering Existing Notes."

Use of Proceeds               The Company will not receive any proceeds from the
                              Exchange Offer.

Exchange Agent                United  States  Trust  Company  of New  York  (the
                              "Exchange Agent") is serving as the Exchange Agent in connection with the Exchange Offer.

Federal Income Tax
Consequences                  The  exchange of Notes  pursuant  to the  Exchange
                              Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income
                              Tax Considerations."

    Consequences of Exchanging Existing Notes Pursuant to the Exchange Offer

         Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that holders of Existing Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Existing Notes for New Notes pursuant to the Exchange Offer generally may offer such New Notes for resale, resell such New Notes and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or in compliance with an available exemption from registration or qualification. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. See "The Exchange Offer -Consequences of Failure to Exchange; Resales of New Notes."

         The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                  The New Notes

         The terms of the New Notes are identical in all material respects to the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes.

Securities Offered            $50,000,000  aggregate  principal amount of 9 3/4%
                              Senior Notes due 2003, Series B. The Company currently has outstanding the Existing Notes and $220 million aggregate principal amount of 9 3/4%
                              Senior Notes due 2003 (the "1993 Notes"), the terms of which are substantially the same as the Notes.

Maturity                      June 15, 2003.

Interest Payment Dates        June 15 and December 15, commencing June 15, 1998.

Optional Redemption           The New Notes are redeemable prior to maturity, in
                              whole or in part,  at the option of the Company at
                              any  time  on or  after  June  15,  1998,  at  the
                              redemption  prices set forth herein,  plus accrued
                              interest.   See   "Description  of  the  Notes  --
                              Optional Redemption."

Ranking The New Notes will be unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness of the Company, including any Existing Notes and the 1993 Notes, and will rank senior to all subordinated indebtedness of the Company. In addition, because the Company is a holding company that conducts substantially all of its business through its subsidiaries, all liabilities of the Company's subsidiaries, including borrowings under the Bank Credit Facility, which are guaranteed by the Company and secured by certain of the Company's assets, will be effectively senior to the New Notes. As of September 30, 1997, the Company (excluding its subsidiaries) had $270.0 million of indebtedness outstanding, and the Company's subsidiaries had approximately $90.8 million of liabilities (including approximately $18.6 million of indebtedness). See "Risk Factors -- Holding Company Structure; Security Interests" and "Description of the Notes -- Ranking."

Covenants                     The Indenture contains covenants that, among other
                              things,  limit (i) Restricted Payments (as defined
                              herein)  by  the   Company   and  its   Restricted
                              Subsidiaries   (as  defined   herein),   (ii)  the
                              incurrence  of  additional   indebtedness  by  the
                              Company  and its  Restricted  Subsidiaries,  (iii)
                              payment   restrictions   affecting  the  Company's
                              subsidiaries,  (iv) the  creation or  existence of
                              liens, (v)  transactions  with affiliates and (vi)
                              sales of assets.  The Indenture also restricts the
                              Company's  ability to consolidate or merge with or
                              into, or to transfer all or  substantially  all of
                              its  assets to,  another  person.  However,  these
                              limitations  are subject to a number of  important
                              qualifications and exceptions. See "Description of
                              the   Notes--   Covenants"   and   "--Merger   and
                              Consolidation."

Change of Control             Upon a Change of Control,  the Company  shall make
                              an  offer  to   purchase   the  New   Notes   then
                              outstanding  at a purchase  price equal to 101% of
                              principal amount, plus accrued interest. There can
                              be  no  assurance   that  the  Company  will  have
                              sufficient  funds  available  at the  time  of any
                              Change  of  Control  to  make  any  required  debt
                              repayments  (including   repurchases  of  the  New
                              Notes).  See  "Description  of the Notes-- Certain
                              Definitions"   and   "--Covenants--    Change   of
                              Control."

                                  Risk Factors

         Holders of Existing Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 14 in connection with the Exchange Offer.

                             SUMMARY FINANCIAL DATA


         The summary consolidated financial data of the Company for each of the years in the three-year period ended December 31, 1996 and as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 presented below have been derived from the consolidated financial statements of the Company, which are presented in the Third Quarter 10-Q and the Form 10-K. These data include IMSAMET as a discontinued operation through the date of sale of IMSAMET in January 1997. The Company's consolidated financial statements included in the Form 10-K have been audited by Ernst & Young LLP, independent auditors. The summary consolidated financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 were derived from the unaudited financial statements included in the Third Quarter 10-Q. In the opinion of management, the unaudited financial statements include all adjustments (consisting of normal recurring accruals and "unusual items, net" set forth below) necessary to present fairly the information set forth therein. Nine Months Year Ended December 31, Ended September 30,


                                                                                                          Nine Months
                                                       Year Ended December 31,                        Ended September 30,
                                             ----------------------------------------           ----------------------------
                                                1994             1995            1996              1996             1997
                                             ----------       ----------      ----------        ----------       -----------
                                                                                                        (unaudited)
                                                                                 (dollars in thousands)
Statement of Operations Data:

Revenues                                       $230,434         $223,722        $212,789          $160,155        $168,977
Cost of revenues                                164,879          163,070         166,099           122,997         133,398
Selling, general and administrative
  expenses                                       29,035           26,163          23,165            16,781          18,561
Unusual items, net                                   --           (2,624)          4,650             5,600             500
                                               --------         --------        --------          --------        --------
Operating income                                 36,520           37,113          18,875            14,777          16,518
Interest income                                     983            1,133           1,356             1,096             815
Interest expense                                (21,974)         (23,483)        (28,187)          (20,757)        (21,763)
                                               --------         --------        --------          --------        --------
Income (loss) from continuing
  operations before income taxes                 15,529           14,763          (7,956)           (4,884)        (4,430)
Income tax (expense) benefit:
   Current                                       (2,576)          (1,262)         (1,134)             (704)        (1,042)
   Deferred                                      (1,704)          (3,946)          4,400                --             284
                                               --------         --------        --------          --------        --------
Income (loss) from continuing
  operations                                     11,249            9,555          (4,690)           (5,588)        (5,188)
Income (loss) from discontinued
  IMSAMET operations(1)                            (190)             949             399               711           9,600
                                               ---------        --------        --------          --------        --------
Income (loss) before extraordinary loss          11,059           10,504          (4,291)           (4,877)          4,412
Extraordinary debt extinguishment loss                              (806)
Net income (loss)                              $ 11,059         $  9,698        $ (4,291)         $ (4,877)       $  4,412
                                               ========         ========        ========          ========        ========

Ratio of earnings to fixed charges(2)              1.54x            1.49x             --                --              --
Deficiency in earnings available
  to cover fixed charges(2)                  $       --        $      --        $  7,583          $  4,603        $  4,175

Cash Flow Data:

Cash provided by operating activities          $ 42,016         $ 41,905        $ 28,163          $ 25,021        $ 26,361
Cash provided (used) by investing activities    (60,823)         (54,288)        (32,321)          (28,329)         20,408
Cash provided (used) by financing activities     16,614           12,361           5,469             4,501         (47,579)


                                                                                                        Nine Months
                                                        Year Ended December 31,                     Ended September 30,
                                             ----------------------------------------          -----------------------------
                                                1994             1995            1996              1996             1997
                                             ----------       ----------      ----------        ----------       ---------
                                                                                                          (unaudited)
                                                                                 (dollars in thousands)

Selected Operating Data and Financial Ratios:

Operating margin                                  15.85%           16.59%           8.87%            9.23%            9.78%
EBITDA(3)                                      $ 72,834         $ 75,098        $ 63,373          $ 45,292        $ 44,253
Capital expenditures                             39,261           32,560          21,883            19,088          21,551
Additions to landfill permits and
  closure expenditures                            1,199            1,125           3,186             2,442           2,790
Depreciation and amortization(4)                 35,008           33,616          35,976            26,650          27,725
EBITDA to interest expense                         2.87x            2.74x           2.01x             1.95x           2.03x
EBITDA to cash interest expense                    3.02x            2.88x           2.10x             2.04x           2.14x


                                                  September 30, 1997
                                                  ------------------
                                                      (unaudited)
                                                    (in thousands)

Balance Sheet Data:

Cash and cash equivalents                              $  8,868
Total assets                                            420,485
Working capital                                           2,118
Long-term debt (including current portion)              288,564
Stockholders' equity                                     44,280

-----------------------------
(1) The Company sold its IMSAMET subsidiary in January 1997. See Note D to the consolidated financial statements in the Form 10-K.

(2)      For the purpose of  computing  the ratio of earnings to fixed  charges,
         "fixed charges" consist of interest on debt (including interest allocated to discontinued operations, interest capitalized and amortization of debt issuance costs) and the interest element in rental payments. "Earnings" consist of income from continuing operations before fixed charges and income taxes and amortization of interest capitalized in prior periods. The Company incurred deficiencies in earnings available to cover fixed charges of $6,607 in 1992 and $17,839 in 1993.

(3) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization. EBITDA amounts and related ratios include the results of IMSAMET through 1996. In addition, in accordance with the Indenture, the EBITDA amount for the year ended December 31, 1996 includes a $4,400 deferred income tax benefit, and the EBITDA amount for the nine-month period ended September 30, 1997 includes a $284 deferred income tax benefit. The Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles) because such data may be used by certain investors and because such data will be used in determining the permissibility of incurring additional debt under the Indenture.

(4) Includes depreciation of property, plant and equipment and amortization of goodwill, Ohio landfill deferred charges, landfill permits and debt issuance costs.

                                  RISK FACTORS

         Holders of Existing Notes should carefully consider all of the information set forth herein and in the Annexes, and in particular the specific factors set forth below. The risk factors set forth below are generally applicable to the Existing Notes as well as the New Notes.

         This Prospectus includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although EnviroSource believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from EnviroSource's forward-looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to EnviroSource or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below.

Risks Associated with High Leverage and Debt Covenants

         As of September 30, 1997, the Company had outstanding on a consolidated basis approximately $289 million of indebtedness. On a pro forma basis, after giving effect to the sale of the Existing Notes, the application of the net proceeds therefrom and the Company's sale of its IMSAMET subsidiary, the Company's earnings before fixed charges would have been insufficient to cover its fixed charges for the year ended December 31, 1996 by $8.7 million, and its EBITDA less capital expenditures and interest expense (and also excluding non-cash deferred income tax benefit) would have been approximately $2.2 million. For the nine months ended September 30, 1997, the Company's earnings before fixed charges were insufficient to cover its fixed charges for such period by $4.2 million, and its EBITDA less capital expenditures and interest expense (and also excluding non-cash deferred income tax benefit) for such period was approximately $0.7 million.

         The degree to which the Company is leveraged  could  negatively  impact
(i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, (ii) the Company's flexibility in planning for, or reacting to, changes in its business, (iii) the Company's position with respect to some of its competitors, who may be less highly leveraged than the Company and (iv) the Company's cash available to fund operations, because a substantial portion of the Company's cash flows must be used to service its indebtedness, including the Notes and the 1993 Notes.

         The ability of the Company to meet debt service obligations and to reduce total debt will be dependent upon its future performance which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond its control. To a significant degree, the Company's future performance will be influenced by the general level of activity in the steel industry, which is subject to a variety of factors including foreign competition and labor relations.

         The Company believes that, based on current levels of operations and anticipated growth, cash flow from operations, together with funds on hand and other available sources of funds, including borrowings under IMS's bank credit facility (the "Bank Credit Facility"), which has a borrowing and letter of credit capacity of $50 million and matures in 2001, will be adequate to make required payments of principal and interest on the Company's and its subsidiaries' respective debt, to permit anticipated capital expenditures, to make required trust fund payments in connection with landfill activities, to fund working capital requirements and to enable the Company and its subsidiaries to comply with the terms of their debt agreements. The Company has amended certain financial covenants in the Bank Credit Facility twice during 1997 to relax the covenant requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Third Quarter 10-Q and in the Form 10-K. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payment of interest or principal on the Notes.

         If the Company and its subsidiaries are unable to comply with the terms of their debt agreements and fail to generate sufficient cash flow from operations in the future, they may be required to refinance all or a portion of their existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's anticipated high levels of debt, the fact that the Company's consolidated accounts receivable have been given as collateral to secure bank borrowings of the Company and its subsidiaries, and the debt incurrence restrictions under its debt agreements. If no such refinancing or additional financing were available, the Company could be forced to default on its debt obligations and, as an ultimate remedy, seek protection under the federal bankruptcy laws.

Loss History

         The Company experienced a net loss of $4.3 million for the year ended December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K. In addition, in 1996 and the nine months ended September 30, 1996 and 1997, earnings were insufficient to cover fixed charges. Although the Company realized a profit for the nine months ended September 30, 1997, there can be no assurance that the Company will continue to be profitable. See "Summary -- Summary Financial Data."

Dependence on Key Customers

         USX Corporation ("USX") accounted for an aggregate of approximately 20% of the Company's consolidated revenues from continuing operations in 1996 and for the nine months ended September 30, 1997, pursuant to a number of contracts which terminate at various times over the next four years. The loss by the Company of any of its key customers, particularly in the IMS business unit, either as a result of early termination or non-renewal, or any significant disruption or reduction in such customers' businesses would have a material adverse effect on the Company's revenues and operating income.

Dependence on Steel Mill Production; Economic Conditions

         The  Company's  revenues  are  largely  dependent  on  levels  of steel production at its customers' mills. Although primarily driven by economic factors, steel production can, at times, be negatively impacted by random events such as strikes and mill outages. For example, the Company experienced a downswing in earnings as a result of a 10 1/2 month strike by the union employees of Wheeling-Pittsburgh that ended on August 13, 1997, and a 60 day blast furnace outage during 1996 at USX that resulted from an explosion. In addition, the Company's business is also affected by general economic conditions. There can be no assurance that an economic downturn will not result in a reduction in the volume of waste disposed at the Company's operations, in the level of steel production in the United States or in the price that the Company can charge for its services. For example, depressed market conditions led to lower treatment and disposal tonnage in 1996, contributing to a decline in the Company's revenues for that year.

Competition

         The IMS and Technologies business units face intense competition in the respective industries in which they operate and both require substantial capital resources. IMS currently has one large competitor, the Heckett-MultiServ division of Harsco Corporation, and a number of smaller competitors, including several new entrants. The Technologies business unit faces competition from several competitors, and although the Company is increasing its market share in the EAF dust stabilization business, its principal competitor formerly accounted for at least 60% of the U.S. market. Technologies' expansion in the treatment and handling of EAF dust has resulted in price reductions and severe price competition. There can be no assurance that the Company will not continue to experience such price competition in the future or that such activity will not have a material adverse effect on the Company's business or results of operations. In addition, both of the Company's business units face some competitors which have significantly larger operations and greater resources.

Risks Associated with Environmental Regulations and Compliance

         While certain of the Company's businesses have benefitted from increased environmental regulation, they are subject to extensive and changing regulations by federal, state and local authorities because such businesses treat, store or dispose of regulated substances. The regulatory process requires these businesses to obtain and retain governmental permits to conduct various aspects of their operations. The failure to obtain or retain certain of these permits, or the violation, modification or revocation of such permits, could have an adverse effect on such businesses and, potentially, the Company, including the ability of the Company to service its debt obligations, including payment of interest or principal on the Notes.

         In particular, Envirosafe Services of Ohio, Inc. and Envirosafe Services of Idaho, Inc. (the "Envirosafe Companies"), which operate hazardous waste landfills, are subject to a complex, evolving array of federal, state and local environmental laws and regulations. Such requirements not only can affect the demand for the Envirosafe Companies' services, but can also require the Company to incur significant costs for such matters as facility upgrading, remediation or other corrective action, facility closure and post-closure maintenance and monitoring. Future imposition of additional environmental compliance requirements could have a material adverse effect on the results of operations and/or financial condition of the Company and/or its Treatment &
Disposal Services business segment (which includes the Envirosafe Companies), but the Company is unable to predict any such future requirements. The Company believes that its consolidated financial statements appropriately reflect all presently-known compliance costs in accordance with generally accepted accounting principles. Stringent interpretation of environmental laws and regulations governing hazardous waste treatment and disposal facilities by state and federal regulators also subjects the Company to violations and fines from time to time, none of which has been material to the Company.

         Heightened public awareness of environmental issues has placed federal, state and local governments under continuing pressure to propose and adopt new laws, regulations or initiatives for the environmental services industry. The Company cannot predict the extent to which any legislative, regulatory or enforcement developments may affect the operation of its businesses or its future financial condition.

Holding Company Structure; Security Interests

         The Company currently conducts substantially all of its operations through subsidiaries. A significant portion of the assets of the Company are owned by its subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from these subsidiaries to meet its debt service and other obligations, including the payment of interest and principal on the Notes. The Notes are unsecured and therefore are effectively subordinated to any secured indebtedness of the Company. The Bank Credit Facility is collateralized by security interests in assets of the Company and its subsidiaries, including substantially all of the capital stock and accounts receivable of its domestic subsidiaries. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company or any of its subsidiaries, the Company's assets securing borrowings under the Bank Credit Facility and other assets of the Company's subsidiaries would be available to satisfy obligations under the Bank Credit Facility and other creditors of the subsidiaries before any payment could be made on the Notes. In addition, to the extent such assets did not satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim against the Company's subsidiaries for any shortfall that would be effectively senior to the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes.

         The Company's subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Company's subsidiaries have not guaranteed the payment of the principal or interest on the Notes, the Company's rights and the rights of its creditors, including holders of Notes, to participate in the distribution or realize proceeds from the assets of any subsidiary of the Company upon such subsidiary's liquidation or recapitalization are effectively subordinated to the prior claims of the subsidiary's creditors, including the lenders under the Bank Credit Facility, and to any security interest in the assets of such subsidiary held by such lenders and other creditors.

Risks Associated with Acquisitions

         As described in the "Summary," the Company may selectively acquire businesses which will result in increased market penetration and/or provide complementary services which it can market to its existing and prospective customer base. To finance such acquisitions, the Company may incur additional indebtedness, including secured indebtedness. In pursuing such acquisitions, the Company would face such commonly encountered risks as, for example, failing to assimilate the operations and personnel of the acquired businesses, disrupting the Company's ongoing business, dissipating the Company's limited management resources and impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management. During the early part of this integration period, profitability of an acquired business may decrease from profit levels attained prior to the acquisition. Moreover, additional indebtedness incurred to make acquisitions could adversely affect the Company's liquidity and results of operations.

Control of the Company

         Freeman Spogli & Co., the general partner of FS Equity Partners II, L.P., the Company's principal stockholder, controls approximately 47% of the total outstanding voting power of the Company. As a result, Freeman Spogli & Co. has the ability to control the Company's management, policy and financing decisions and, as a practical matter, to elect the entire Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management" in the Proxy Statement.

Document Subpoena

         In October 1996 IMS received a grand jury subpoena requesting documents pursuant to an inquiry relating to the processing of iron and steel slag in the United States and Canada being conducted by the Antitrust Division of the U.S. Department of Justice. Although the Company has given the government its complete cooperation and is confident that it conducts its operations in full compliance with the law, the Company has not been informed by the government that this inquiry has been concluded.

Risk of Fraudulent Conveyance Liability


         If a court were to find that, at the time the Company granted security interests to or for the benefit of the lenders under the Bank Credit Facility or any of its subsidiaries granted security interests or delivered guarantees to such or any other of their lenders, the Company or any such subsidiary, as the case may be, did not receive fair consideration or reasonably equivalent value for the grant of such security interests or delivery of such guarantees and the Company or such subsidiary (i) was insolvent at such time, (ii) was rendered insolvent by reason of the grant of such security interests or delivery of such guarantees, (iii) was engaged or was about to engage in a business or transaction for which its remaining assets were unreasonably small in relation to the business or transaction or (iv) intended to incur, assume or issue or believed it would incur, assume or issue debts beyond its ability to pay as they became due, then a creditor or representative of creditors could seek to avoid the grant of such security interests and delivery of such guarantees. This could result in an event of default with respect to the Bank Credit Facility or other agreement or instrument, as applicable, which, under the terms thereof (subject to applicable laws), would allow the lenders under the Bank Credit Facility or other agreement or instrument to accelerate the indebtedness outstanding thereunder. Such events could result in a default on the Notes and could delay or preclude payment of interest or principal on the Notes.


Lack of Public Market for the Notes

         Although the 1993 Notes have substantially the same terms as the Notes and the Existing Notes currently are eligible for trading in the PORTAL Market, the New Notes are new securities for which there is currently no established market. The Company does not intend to apply for a listing or quotation of the New Notes. If the New Notes are traded after their issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities (such as the 1993 Notes), the financial condition and prospects of the Company and other factors beyond the control of the Company, including general economic conditions. Although the Placement Agents have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given as to the development or liquidity of any trading market for the New Notes. Holders of the New Notes should be aware that they may be required to bear the financial risks of their investment for an indefinite period of time. See "Description of the Notes."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the Exchange Offer. The net proceeds to the Company from the sale of the Existing Notes were used as follows: (i) $47.0 million was applied to repay the Company's borrowings under the Bank Credit Facility and (ii) approximately $0.5 million was used for capital expenditures. The amount outstanding under the Bank Credit Facility was $47.0 million on September 30, 1997, virtually all of which had been incurred to finance capital expenditures. Interest on borrowings under the Bank Credit Facility accrues at variable rates, currently at prime plus 1.25% and at LIBOR plus 2.5%, and the Bank Credit Facility terminates in January 2001. The entire $50 million current amount of the Bank Credit Facility (which includes letters of credit) may be reborrowed.

                                 CAPITALIZATION

         The following table sets forth the capitalization of EnviroSource as of September 30, 1997. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, which are set forth in the Third Quarter 10-Q and the Form 10-K.


                                                        September 30, 1997
                                                            (unaudited)
                                                          (in thousands)

Short-term debt:
   Current portion of long-term debt                      $      6,248
                                                          ============

Long-term debt:
   Bank Credit Facility(1)                                $         --
   9 3/4% Senior Notes due 2003                                220,000
   9 3/4% Senior Notes due 2003, Series B                       50,000
   Other debt                                                   12,316
                                                          ------------
      Total long-term debt                                     282,316
Stockholders' equity:
   Common stock, par value $.05 per share, 60,000,000
     shares authorized, 40,713,765 shares issued and
     outstanding                                                 2,036
   Capital in excess of par value                              174,190
   Accumulated deficit                                        (130,219)
   Stock purchase loans receivable from officers                  (690)
   Canadian translation adjustment                              (1,037)
                                                          ------------
   Total stockholders' equity                                   44,280
                                                          ------------
              Total capitalization                        $    326,596
                                                          ============
------------------------------------

(1) The ongoing $50,000 of revolving credit borrowing and letter of credit capacity declines by 12.5% in each of January 1999 and 2000 and terminates in January 2001.

                               THE EXCHANGE OFFER

Terms Of The Exchange Offer; Period For Tendering Existing Notes

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Existing Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on __________, 1998; provided, however, that if the Company has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

         As of the date of this Prospectus, $50.0 million aggregate principal amount of the Existing Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about ____________, 1998 to all holders of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

         The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Existing Notes, by giving notice of such extension to the holders thereof. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

         The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

Procedures For Tendering Existing Notes

         The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Existing Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a
"Book-Entry Confirmation") of such Existing Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of

Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a participant in a recognized signature guarantee medallion program (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

         If the Letter of Transmittal or any Existing Notes or instruments of transfer or exchange are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

         Each broker-dealer holder, by tendering, will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder and any beneficial holder thereof, that neither such holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither such holder nor any such other beneficial holder is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the holder is not a broker-dealer, such holder must represent that it is not engaged in nor does it intend to engage in a distribution of the New Notes.

Acceptance Of Existing Notes For Exchange; Delivery Of New Notes

         For each Existing Note accepted for exchange, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

         In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration of the Exchange Offer.

Book-Entry Transfer

         Any financial institution that is a participant in DTC's systems may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

         If a registered holder of the Existing Notes desires to tender such Existing Notes and the Existing Notes are not immediately available, or time will not permit such holder's Existing Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

         Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn (including the principal amount of such Existing Notes), and (where certificates for Existing Notes have been transmitted) specify the name in which such Existing Notes are registered, if different from that of the withdrawing holder. If certificates for Existing Notes have been delivered or otherwise identified to the Exchange Agent then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal, with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Existing Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Existing Notes will be credited to an account maintained with DTC for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

Certain Conditions To The Exchange Offer

         Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if, at any time before the acceptance of such Existing Notes for exchange or the exchange of New Notes for such Existing Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         In  addition,  the Company  will not accept for  exchange  any Existing
Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Exchange Offer Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required under the Registration Rights Agreement to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

         United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                                    By Mail:
                     United States Trust Company of New York
                           P.O. Box 843 Cooper Station
                            New York, New York 10276
                       Attention: Corporate Trust Services

                            By Hand before 4:30 p.m.:
                     United States Trust Company of New York
                                  111 Broadway
                            New York, New York 10006
                 Attention: Lower Level, Corporate Trust Window

                By Overnight Courier and by Hand after 4:30 p.m.:
                     United States Trust Company of New York
                            770 Broadway, 13th Floor
                            New York, New York 10003

                                  By Facsimile:
                                 (212) 780-0592
                           Attention: Customer Service

                              Confirm by Telephone:
                                 (800) 548-6565

         Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

         The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers, employees and agents of the Company.

         The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

         Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences Of Failure To Exchange; Resales Of New Notes

         Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will (i) continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and
(ii) forfeit any rights or privileges granted under the Registration Rights Agreement. Existing Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 9 3/4% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. However, (i) if the Company determines that the Exchange Offer registration is not available or may not be consummated as soon as practicable after the last Exchange Date (as defined in the Registration Rights Agreement) because it would violate applicable law or the applicable interpretations of the staff of the Commission, (ii) the Exchange Offer is not for any other reason consummated by March 30, 1998 or (iii) the Exchange Offer has been completed and in the opinion of counsel for the Placement Agents a registration statement (in addition to the Exchange Offer Registration Statement) must be filed and a non-Exchange Offer Prospectus (as defined in the Registration Rights Agreement) must be delivered by the Placement Agents in connection with any offering or sale of New Notes, the Company is obligated to use its best efforts to file a registration statement on the appropriate form under the Securities Act providing for the sale by Holders of Existing Notes held by such persons and to have such registration statement declared effective by the Commission.

         Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases New Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the
Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

         In addition, in order to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

                            DESCRIPTION OF THE NOTES

General

         The Existing Notes were issued under the Indenture dated as of September 30, 1997 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Indenture apply to the Existing Notes and to the New Notes to be issued in exchange therefor pursuant to the Exchange Offer (all such Notes being referred to herein collectively as the "Notes"). The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Copies of the Indenture and the Registration Rights Agreement are available as set forth under "Available Information." For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

         The Notes have been and will be issued in fully registered form only, without coupons, in denominations of $1,000 or integral multiples thereof.

         The Notes are transferable and exchangeable at the office of the Registrar. Principal (and premium, if any) and interest are payable at the office of the Paying Agent, but at the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The Company has appointed the Trustee as the Paying Agent and the Registrar under the Indenture.

         The Company has no sinking fund or mandatory redemption obligations with respect to the Notes.

         The Company is subject to the informational  reporting  requirements of
Section 13 and 15(d) under the Exchange Act and, in accordance therewith, files certain reports and other information with the Commission. See "Available
Information." The Indenture requires the Company, and the Company intends, to distribute to holders of the Notes at their registered addresses copies of all quarterly and annual financial reports and all other information, documents and reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, within 15 days of filing with the Commission. In addition, the Company has covenanted in the Indenture that if Sections 13 and 15(d) cease to apply, the Company will cause annual and quarterly financial statements, including any notes thereto (and, with respect to annual reports, an auditors' report by an accounting firm of established national reputation) and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," comparable to that which would be required to appear in annual or quarterly reports under such provisions, to be filed with the Commission for public availability and with the Trustee, and to be mailed to Noteholders at their registered addresses within the time periods specified in the Indenture.

Terms of the Notes

         The Notes are unsecured senior obligations of the Company, limited to $50 million aggregate principal amount, and will mature on June 15, 2003. Each Note bears interest at 9 3/4% per annum (except as set forth in the following paragraph) from June 15, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing December 15, 1997.

         If by six months after the date of initial sale of the Existing Notes the Company has not consummated the Exchange Offer for the Existing Notes or caused a shelf registration statement with respect to resales of the Existing Notes to be declared effective, the interest rate on the Existing Notes will increase by 0.5% per annum until the consummation of such Exchange Offer or the effectiveness of such a registration statement.

Optional Redemption

         The Company may not redeem the Notes prior to June 15, 1998. On and after such date, the Company may redeem the Notes at any time as a whole, or from time to time in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date, if redeemed during the 12-month period beginning June 15 of the years indicated below:


                Year                                Redemption Price
                ----                                ----------------

                1998                                104.875%
                1999                                103.250%
                2000                                101.625%
                2001 and thereafter                 100.000%

Selection for Redemption

         In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Ranking

         The Indebtedness evidenced by the Notes rank pari passu in right of payment to all Senior Indebtedness of the Company (including the 1993 Notes) and senior in right of payment to all Subordinated Obligations of the Company. In addition, because the Company is a holding company that conducts substantially all of its business through its Subsidiaries, all liabilities, including Bank Credit Facility borrowings, of the Company's Subsidiaries are effectively senior to the Notes. As of September 30, 1997, the Company (excluding its subsidiaries) had $270.0 million of indebtedness outstanding, and the Company's Subsidiaries had approximately $90.8 million of liabilities (including approximately $18.6 million of indebtedness) effectively senior to the Notes.

Certain Definitions

         Set forth below is a summary of certain of the defined terms used in the Indenture.

         "Additional Assets" means (i) any property or assets related to the primary businesses of the Company and its Subsidiaries; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

         "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants entitled "Transactions with Affiliates" and "Sales of Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale leaseback transactions, but excluding (except as provided for in the provisions described in the last paragraph under "-- Covenants -- Sales of Assets") those permitted by the provisions described under "-- Merger and Consolidation") by the Company or any Subsidiary to any Person other than the Company or any Wholly Owned Subsidiary, of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Subsidiary outside of the ordinary course of business of the Company or such Subsidiary; provided, however, the term "Asset Sale" shall not include any sale, transfer or disposition of assets in any fiscal year which, when taken individually or combined with other sales, transfers or dispositions of assets during such fiscal year, constitutes less than the sum of (x) 5% of the Company's Tangible Net Assets as determined on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available plus (y) $5 million.

         "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

         "Business Day" means each day which is not a Legal Holiday.

         "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

         "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Change of Control" means any of the following events: (i) the liquidation or dissolution of the Company, (ii) the acquisition by any "Person" or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Principals, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than (x) 30% of the total voting power entitled to vote in the election of the Board of Directors of the Company or such other Person surviving the transaction and (y) the total voting power (entitled to vote in the election of the Board of Directors of the Company or such other Person surviving the transaction) of the Principals; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election or appointment by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a two-thirds majority of the Company's Board of Directors then in office; or (iv) the sale, transfer, conveyance or other disposition of all or substantially all of the assets of IMS, Conversion Systems and Technologies, taken as a whole.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available to
(ii) the Consolidated Interest Expense for such four fiscal quarters; provided, however, (1) that if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or (2) if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is (x) an Incurrence of Indebtedness or (y) a transaction covered under the provisions described under "-- Merger and Consolidation," or any combination of the foregoing, both EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) any new Indebtedness Incurred during such period as if such Indebtedness had been Incurred on the first day of such period and (B) the repayment, redemption, repurchase, defeasance or discharge of any Indebtedness repaid, redeemed, repurchased, defeased or discharged during such period with the proceeds of new Indebtedness (including the Indebtedness giving rise to the need to calculate the Consolidated Coverage Ratio) or from the sale of any Capital Stock (other than Redeemable Stock or Exchangeable Stock) as if such repayment, redemption, repurchase, defeasance or discharge had been made on the first day of such period; provided, further, that if within the period during which EBITDA or Consolidated Interest Expense is measured, the Company or any of its Restricted Subsidiaries shall have made any Asset Sales, (1) the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets or Capital Stock which are the subject of such Asset Sales for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and (2) the Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness for which neither Company nor any Restricted Subsidiary shall continue to be liable as a result of any such Asset Sale or repaid, redeemed, defeased, discharged or otherwise retired in connection with or with the proceeds of the assets or Capital Stock which are the subject of such Asset Sales for such period; and provided, further, that if the Company or any Restricted Subsidiary shall have made any acquisition of assets or Capital Stock (occurring by merger or otherwise) since the beginning of such period (including any acquisition of assets or Capital Stock occurring in connection with a transaction causing a calculation to be made hereunder) the EBITDA and Consolidated Interest Expense for such period shall be calculated, after giving pro forma effect thereto (and without regard to clause (ii) of the proviso to the definition of "Consolidated Net Income"), as if such acquisition of assets or Capital Stock took place on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or Capital Stock, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, shall be determined in good faith by a responsible financial or accounting officer of the Company.

         "Consolidated Interest Expense" means, for any period, the sum of, without duplication, (a) the total interest expense of the Company and its consolidated subsidiaries (other than Unrestricted Subsidiaries), determined on a consolidated basis in accordance with GAAP, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) noncash interest payments, (iv) amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest actually paid by the Company or any such subsidiary under any guarantee of Indebtedness or other obligation of any other Person and (vi) net costs incurred during such period under interest rate swaps, caps, collars, options and similar arrangements and foreign exchange hedges (including amortization of fees); (b) the product of (x) the aggregate amount for such period of Preferred Stock dividends paid (in cash) during such period in respect of all Preferred Stock of the Company and its consolidated subsidiaries (other than Unrestricted Subsidiaries) excluding any such dividends paid to the Company or any Wholly Owned Subsidiary and (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate, expressed as a decimal; and (c) the cash contributions to any employee stock ownership plan to the extent such contributions are used by such employee stock ownership plan to pay interest or fees to any person (other than the Company or a Restricted Subsidiary) in connection with loans incurred by such employee stock ownership plan to purchase Capital Stock of the Company.

         "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income (other than with respect to an Unrestricted Subsidiary in which case the Company's equity in any such net loss shall not be so included); (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any gains in excess of losses realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gains in excess of losses realized upon the sale or other disposition by the Company or any Restricted Subsidiary of any Capital Stock of any Person; (iv) any reduction applicable to a charge in lieu of income taxes resulting from (x) the application of the Company's tax loss carryforwards attributable to periods prior to the confirmation of the Reorganization Plan or (y) the payment of liabilities recorded in conjunction with the Company's 1988 acquisition of IU International Corporation; and (v) the cumulative effect of a change in accounting principles; and (vi) any extraordinary losses resulting from the Recapitalization.

         "Consolidated Net Worth" of the Company means the total of the amounts shown on the consolidated balance sheet of the Company and its consolidated subsidiaries (other than Unrestricted Subsidiaries), determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit to the extent, if any, not reflected in retained earnings or earned surplus, (B) any amounts attributable to Redeemable Stock issued by the Company (to the extent otherwise included) and (C) any amounts attributable to Exchangeable Stock issued by the Company (to the extent otherwise included).

         "Conversion  Systems"  means  Conversion  Systems,   Inc.,  a  Delaware
corporation.

         "Credit Agreement" means that certain Credit Agreement, dated as of June 24, 1993, by and among the Company, IMS and the several lenders from time to time parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended or modified, and further including any agreement or agreements (including that certain Credit Agreement, dated as of December 19, 1995, by and among the Company, IMS and the several lenders from time to time parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended or modified) that renew, refund, replace or refinance the same.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "EBITDA" for any period means the sum of Consolidated Net Income (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting for transactions which occur after the date of the 1993 Indenture, extraordinary losses or gains and any gains or losses from any transaction of the type described in clause (iii) of the definition of "Consolidated Net Income"), plus the following to the extent includable in calculating Consolidated Net Income: (a) all tax expense relating to taxes based on income or profit, (b) Consolidated Interest Expense, (c) depreciation expense, and (d) amortization expense (including any permit and closure costs amortization and accruals relating to landfills) in each case for such period.

         "Exchangeable Stock" means any Capital Stock which by its terms is exchangeable or convertible at the option of any Person other than the Company into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which were in effect on the date of the 1993 Indenture.

         "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

         "Incur" means, as applied to any obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such obligation, and "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the date of the Indenture) a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as (i) such amendment, modification or waiver does not (A) if such Indebtedness is contractually subordinated in right of payment to the Notes, change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed, (B) if such Indebtedness is contractually subordinated in right of payment to the Notes, modify or affect, in any manner adverse to the Holders, such subordination, (C) if the Company is the obligor thereon, provide that a
Restricted Subsidiary shall be an obligor or (D) violate, or cause the Indebtedness to violate, the provisions described under "-- Covenants -- Limitation on Payment Restrictions Affecting Subsidiaries" and "-- Limitation on Liens" and (ii) such Indebtedness would, after giving effect to such amendment, modification or waiver as if it were an Incurrence, comply with the provisions of clause (i) of the first proviso to the definition of "Refinancing Indebtedness."

         "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the scheduled redemption, repayment or other repurchase prior to the Stated Maturity of the Notes of any Redeemable Stock and, with respect to any Subsidiary (other than a Wholly Owned Subsidiary), any other Preferred Stock (but excluding in each case any accrued dividends, provided that for purposes of the definition of "Refinancing Indebtedness", such accrued dividends shall not be excluded); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, the amount of any such obligation to be the maximum amount of such Person's responsibility or liability for the guaranteed obligation; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; provided, however, that Indebtedness shall not include trade accounts payable arising in the ordinary course of business.

         "Interest Payment Date" means the stated maturity of an installment of interest on the Notes.

         "Investment" in any Person means any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any Guarantee with respect to, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-- Covenants -- Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and shall exclude the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

         "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind.

         "Net Available Cash" means the cash payments received by the Company or a Subsidiary in connection with an Asset Sale (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, local and foreign taxes required to be paid, or accrued as a liability under

GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such Asset Sale, and (iv) any liabilities associated with the assets sold pursuant to such Asset Sale and retained by the Company or any Subsidiary after such Asset Sale, and any reasonable amount reserved for indemnification obligations relating to such Asset Sale, in each case as determined in accordance with GAAP.

         "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultancy and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "1993 Indenture" means that certain Indenture, dated as of July 1, 1993, between the Company and United States Trust Company of New York, as trustee, as amended or modified.

         "1993 Notes" means the $220 million aggregate principal amount of 9 3/4% Senior Notes due 2003 issued under the 1993 Indenture, as amended or modified.

         "Non-Convertible Capital Stock" means, with respect to any corporation, any Capital Stock of such corporation which is not convertible into another security (other than non-convertible common stock of such corporation); provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

         "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States Government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting appeal or other proceedings for review; (c) Liens for taxes not yet subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however that such letters of credit may not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction or purchase of, or repairs, improvements or additions to, property; provided, however, that such property can be pledged to secure only such Indebtedness which is permitted under the covenant described under "-- Covenants -- Limitation on Incurrence of Indebtedness" reduced dollar-for-dollar by the outstanding principal amount of Indebtedness in excess of $60 million secured in reliance on clause (g) of this definition; provided further, however, that the Lien may not extend to any property (other than the property purchased, constructed, repaired or improved or contracts relating to the use of such property and/or revenues generated by such property) owned by the Company or any Restricted Subsidiary at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 365 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; and provided, further, however, that subject to clause (o) below, any such Lien securing such Indebtedness Incurred after October 13, 1995 may extend only to property purchased, constructed, repaired or improved after October 13, 1995 and contracts relating to the use of such property and revenues generated by such property after such date; (g) Liens to secure Indebtedness under the Credit Agreement of up to $100 million in aggregate principal amount outstanding at any one time and all Guarantees thereof; (h) Liens existing on the date of the 1993 Indenture; (i) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (j) Liens on property at the time the Company or a Subsidiary acquires the property, including any acquisition by means of a merger or consolidation with or into the Company or a Subsidiary; provided, however, that (x) the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary and (y) in the case of a merger or consolidation, the Lien was in existence prior to the contemplation of such merger or consolidation; (k) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Wholly Owned Subsidiary; (l) Liens Incurred by a Person other than the Company or any Subsidiary on assets that are the subject of a Capitalized Lease Obligation to which the Company or a Subsidiary is a party; provided, however, that any such Lien may not secure Indebtedness of the Company or any Subsidiary (except by virtue of clause (vii) of the definition of "Indebtedness") and may not extend to any other property owned by the Company or any Restricted Subsidiary; (m) Liens to secure Indebtedness permitted under clause (vii) in the second paragraph under "-- Covenants -- Limitation on Incurrence of Indebtedness," provided that such Liens may not extend to any property other than (i) property owned by Envirosafe Services of Idaho, Inc. and (ii) property used to secure the Indebtedness permitted under clause (vii) in the second paragraph under "-- Covenants -- Limitation on Incurrence of Indebtedness;" (n) Liens by which the Notes are secured equally and ratably with other Indebtedness of the Company pursuant to the provisions described under "-- Covenants -- Limitation on Liens;" and (o) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), except that in the case of Indebtedness secured by Liens otherwise permitted under clause (f), such Liens may extend to the property contemplated by clause (f) so long as such Liens would otherwise be permitted thereunder, and (y) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness).

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such
corporation,   over  shares  of  Capital  Stock  of  any  other  class  of  such corporation.

         "Principal" means (i) Freeman Spogli & Co., a California general partnership, and any of its affiliates and (ii) any member of the executive management of the Company prior to the occurrence of the circumstance constituting a potential Change of Control.

         "Recapitalization"  means the  following  transactions  effected by the
Company: (i) an investment in equity securities of the Company by certain affiliates of Freeman Spogli & Co. and certain other Persons in May 1993, (ii) the public offering and sale of the 1993 Notes, and (iii) the repayment, repurchase or defeasance of certain Indebtedness of the Company substantially contemporaneously with the sale of the 1993 Notes.

         "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed (other than upon a Change of Control or Asset Sale) on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof (other than upon a Change of Control or Asset Sale) at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

         "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," with "refinanced" having a correlative meaning) any Indebtedness existing on the date of the 1993 Indenture or Incurred in compliance with the Indenture (or, if Incurred prior to the date of the Indenture, with the 1993 Indenture) (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness is contractually subordinated in right of payment to the Notes and the 1993 Notes to at least the same extent (if any) as the Indebtedness being refinanced or such refinancing is permitted under the covenants described under "-- Covenants -- Limitation on Restricted Payments," (ii) where the Indebtedness being refinanced is not Senior Indebtedness, the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refinanced or (b) after the Stated Maturity of the Notes, (iii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iv) such Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being refinanced; provided, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that refinances Indebtedness of the Company.

         "Reorganization Plan" means the reorganization plan of White Motor Corporation, the Company's predecessor corporation, pursuant to which it emerged from its reorganizational proceedings in 1983.

         "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in Capital Stock or rights to acquire Non-Convertible Capital Stock and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary, if such Subsidiary was not a Wholly Owned Subsidiary on the date of the 1993 Indenture, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Subsidiary or other Affiliate of the Company (other than any Capital Stock owned by the Company or any Wholly Owned Subsidiary), or the exercise by the Company of any option to exchange any Capital Stock that by its terms is exchangeable solely at the option of the Company (other than into Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock), provided that the issuance by the Company of Capital Stock (other than Redeemable Stock or Exchangeable Stock) upon the conversion by its terms of any convertible Capital Stock or other security or the exercise of any option or warrant to purchase Capital Stock shall not constitute a Restricted Payment,
(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Unrestricted Subsidiary or any Affiliate of the Company other than a Restricted Subsidiary or a Person which will become a Restricted Subsidiary as a result of any such Investment.

         "Restricted Subsidiary" shall mean IMS, Conversion Systems and the Envirosafe Companies, any intermediate holding company between such Restricted Subsidiary and the Company and any other Subsidiary that is not an Unrestricted Subsidiary.

         "Senior Indebtedness" means other senior Indebtedness of the Company, including Indebtedness under the Credit Agreement and 1993 Notes, ranking pari passu with the Notes.

         "Significant Subsidiary" means any Subsidiary (other than an Unrestricted Subsidiary) that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

         "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

         "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or hereafter Incurred) which is contractually subordinate or junior in right of payment to the Notes and the 1993 Notes.

         "Subsidiary" means (i) a corporation at least a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect a majority of the Board of Directors of such corporation is at the time, directly or indirectly, owned or controlled by the Company, by a Subsidiary or Subsidiaries of the Company, or by the Company and a Subsidiary or

Subsidiaries of the Company or (ii) any other Person (other than a corporation) in which the Company, a Subsidiary or Subsidiaries of the Company, directly or indirectly, at the date of determination, has at least a majority ownership interest.

         "Tangible Net Assets" with respect to any Person means the consolidated assets of such Person determined in accordance with GAAP, except that there shall be deducted therefrom all intangible assets (including goodwill and any other intangibles determined in accordance with GAAP but which shall not include landfill permits, closure trust funds and deferred charges and unamortized debt issuance costs).

         "Unrestricted Subsidiary" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated; provided, however, that either
(A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the covenant entitled "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (x) to the extent that the Unrestricted Subsidiary has any Indebtedness (other than Indebtedness that could be Incurred under clauses (ii)-(vi) under "-- Covenants -- Limitation on Incurrence of
Indebtedness"), the Company could Incur $1.00 of additional Indebtedness pursuant to the provisions described in the first paragraph under "-- Covenants -- Limitation on Incurrence of Indebtedness" after giving pro forma effect to such Unrestricted Subsidiary's Indebtedness as if it had been Incurred at the beginning of the applicable four-quarter period and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to so file such resolution and/or Officers' Certificate with the Trustee shall not impair or affect the validity of such designation.

         "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable before the maturity thereof.

         "Voting Stock" with respect to any Person means the Capital Stock normally entitled to vote in elections of the Board of Directors.

         "Wholly   Owned   Subsidiary"   means  a  Subsidiary   (other  than  an
Unrestricted Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Covenants

         The  Indenture   contains  covenants   including,   among  others,  the
following:

Limitation on Restricted Payments

         Under  the  terms of the  Indenture,  so long as any of the  Notes  are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, unless (i) no Default under the Indenture shall have occurred and be continuing (or would result therefrom); (ii) upon giving effect, as if paid, to the proposed Restricted Payment, the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provisions described in the first paragraph under "-- Limitation on Incurrence of Indebtedness;" and (iii) upon giving effect, as if paid, to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments subsequent to the date of the 1993 Indenture shall not exceed the sum of (A) 50% of aggregate Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter beginning after the date of the 1993 Indenture to the end of the most recent fiscal quarter for which financial statements are available, (or if such Consolidated Net Income is a deficit, minus 100% of such deficit), and minus 100% of the amount of any write-downs, write-offs and other negative revaluations not otherwise reflected in Consolidated Net Income during such period; (B) the aggregate Net Cash Proceeds received by the Company after the date of the 1993 Indenture from the issue or sale (other than to a Subsidiary or an employee stock ownership plan) of Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company and warrants, options or other rights to acquire such Capital Stock; (C) the amount by which the principal amount of and any accrued interest on Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the date of the 1993 Indenture of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or the value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and (D) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), or resulting from the receipt of proceeds from the sale or other disposition of an Unrestricted Subsidiary, not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture or the 1993
Indenture (excluding the amount of any such Investment made pursuant to the provisions described in clause (iv) of the next paragraph under the 1993 Indenture).

         Notwithstanding the limitations set forth under clauses (ii) and (iii) of the preceding paragraph (and in addition to the amount (if any) of Restricted Payments permitted to be made under such clause (iii)) and as long as no Default shall have occurred and be continuing (or would result therefrom), the Company and the Restricted Subsidiaries may make Restricted Payments which in the aggregate while any of the Notes remain outstanding do not exceed $3 million. In addition, the failure to satisfy the conditions set forth in clauses (ii) and
(iii) of the preceding paragraph will not prohibit any of the following as long as the condition set forth in clause (i) of the preceding paragraph (except as set forth below) is satisfied (and payments made in accordance with the following will not (except as set forth in clause (iii) below) be included in the calculation of Restricted Payments described in clause (iii) of the preceding paragraph and will not be taken into account for purposes of the preceding sentence): (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, conversion of, or in an amount not in excess of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (x) Redeemable Stock or Exchangeable Stock and (y) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that notwithstanding clause
(i) of the preceding paragraph, the occurrence or existence of a Default shall not prohibit the making of such purchase or redemption; and provided, further, the Net Cash Proceeds from such sale shall be excluded from subclause (B) of clause (iii) of the preceding paragraph; (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or in an amount not in excess of the proceeds of the substantially concurrent Incurrence of, Indebtedness of the Company; provided, however, that such Indebtedness (A) shall be contractually subordinated in right of payment to the Notes and the 1993 Notes to at least the same extent as the Subordinated Obligations so exchanged, purchased or redeemed, (B) shall be scheduled to mature either (x) no earlier than such Subordinated Obligations or (y) after the Stated Maturity of the Notes and (C) shall have an Average Life equal to or greater than the Average Life of such Subordinated Obligations; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the provisions of the Indenture; provided, however, that notwithstanding clause (i) of the preceding paragraph, the occurrence or existence of a Default at such time of payment shall not prohibit the payment of such dividends; and provided, further that such dividends shall be included in the calculation of the amount of Restricted Payments described in clause (iii) of the preceding paragraph; (iv) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $5 million in any fiscal year since the date of the 1993 Indenture; provided, however, any portion thereof not utilized under the Indenture or the 1993 Indenture since the date of the 1993 Indenture may be utilized in any subsequent year; (v) any repurchase of the Company's Common Stock required to be repurchased by the Company's Reorganization Plan as in effect on the date of the 1993 Indenture; (vi) loans to employees of the Company or its Subsidiaries extended in connection with purchases of Capital Stock of the Company not to exceed $3 million in the aggregate at any time outstanding; or (vii) the redemption from time to time of all or any part of the Company's Subordinated Notes due 1998 or the other retirement of such Subordinated Notes called for redemption in 1993.

  Limitation on Incurrence of Indebtedness

         Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (other than the Notes and any other Indebtedness outstanding as of the date of the

Indenture) unless, in the case of Indebtedness Incurred by the Company, after giving effect thereto, the Consolidated Coverage Ratio determined at the time of such Incurrence is greater than or equal to 2.25 to 1.

         The foregoing provision will not limit the ability of the Company or any Restricted Subsidiary to Incur the following Indebtedness: (i) Refinancing Indebtedness; provided, however, that the characterization of Indebtedness as Refinancing Indebtedness may not cause or permit Indebtedness Incurred under clauses (ii), (iii), (v) or (vii) below to exceed the maximum amounts allowed by the terms of each such clause, and, to that end (x) if Refinancing Indebtedness is Incurred to refinance any Indebtedness originally Incurred under either of clauses (ii) or (iii) then the amount of Indebtedness permitted under such clause in question shall be reduced by the amount of such Refinancing Indebtedness (and any Refinancing Indebtedness that directly or indirectly refinances such Refinancing Indebtedness) outstanding at the time of determination, and (y) if Refinancing Indebtedness is Incurred to refinance any Indebtedness originally Incurred under either of clauses (v) or (vii) then the amount of Indebtedness permitted under such clause in question shall be reduced permanently by the amount of such Refinancing Indebtedness; (ii) in addition to any Indebtedness otherwise permitted to be Incurred under the Indenture, up to $30 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries at any one time outstanding; provided that the amount of such Indebtedness Incurred by Restricted Subsidiaries shall not exceed $15 million in aggregate principal amount at any one time outstanding; (iii) in addition to any Indebtedness otherwise permitted to be Incurred under the Indenture, Indebtedness under the Credit Agreement of up to $60 million in aggregate principal amount outstanding at any one time and all Guarantees thereof; (iv) Indebtedness of the Company which is owed to and held by a Wholly Owned Subsidiary and Indebtedness of a Wholly Owned Subsidiary which is owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company or by a Wholly Owned Subsidiary, as the case may be;
(v) Indebtedness solely to finance capital expenditures of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed in any fiscal year $30 million; provided, however, that if in any fiscal year ended after the date of the 1993 Indenture the amount of Indebtedness Incurred solely to finance capital expenditures of the Company or any Restricted Subsidiary was or is less than $30 million, such unused portion may be utilized in any subsequent year; and provided further that in calculating the amount of Indebtedness permitted to be Incurred under this clause (v) in any fiscal year, there shall also be included any Indebtedness Incurred under clause (vii) below in such fiscal year; (vi) Guarantees by the Company, or by any Restricted Subsidiary, of Indebtedness of any Restricted Subsidiary or the Company; provided that such Indebtedness is permitted to be Incurred by the Company or such Restricted Subsidiary pursuant to the provisions of this covenant; and
(vii) Indebtedness not to exceed $12 million in aggregate principal amount Incurred since the date of the 1993 Indenture as industrial development financing by Envirosafe Services of Idaho, Inc.; provided that no Indebtedness may be Incurred under this clause (vii) unless at the time of Incurrence, and after giving effect thereto, the Company and its Restricted Subsidiaries could Incur $1.00 of Indebtedness under clause (v) above.

         Notwithstanding the provisions of this covenant described above, the Indenture provides that the Company or any Restricted Subsidiary shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such repayment, prepayment, redemption, defeasance, retirement, refunding or refinancing is not prohibited under "-- Limitation on Restricted Payments" or unless such Indebtedness shall be subordinated to the Notes and the 1993 Notes to at least the same extent as such Subordinated Obligations.

         The $50,000,000 of indebtedness represented by the Notes was incurred to refinance Bank Credit Facility debt used to finance capital expenditures as well as to finance future capital expenditures. As a result, the amounts available for capital expenditure financing in the above-mentioned clause (v) have been reduced by $50,000,000. See "Use of Proceeds."

  Limitation on Payment Restrictions Affecting Subsidiaries

         Under the terms of the Indenture, the Company shall not, and shall not permit any Subsidiary, to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends to or make any other distributions on its Capital Stock to, or pay any Indebtedness or other obligations owed to, the Company or any Restricted Subsidiary, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company; provided, however, that the foregoing shall not apply to (a) any encumbrance or restriction pursuant to the Indenture, the 1993 Indenture or any other agreement or instrument in effect at or entered into on the date of the 1993 Indenture; (b) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Subsidiary on or prior to the date on which such Subsidiary becomes a Subsidiary and outstanding on such date; (c) any encumbrance or restriction pursuant to an agreement effecting (1) a refinancing of Indebtedness referred to in clause (a) or (b) above or contained in any amendment or modification with respect to such Indebtedness or (2) any other Indebtedness Incurred pursuant to the provisions described in clause (iii) of the second paragraph under "-- Limitation on Incurrence of Indebtedness;" provided, however, that the encumbrances and restrictions contained in any such agreement, amendment or modification are no more restrictive in any material respect with respect to the matters referred to in clauses (i), (ii) and (iii) above than the encumbrances and restrictions with respect to (x) the Indebtedness being refinanced, amended or modified in the case of clause (1), or
(y) the Credit  Agreement,  in the case of clause (2); (d) in the case of clause
(iii) above, customary non-assignment provisions of any leases governing a leasehold interest or of any supply, license or other agreement entered into in the ordinary course of business of the Company or any Subsidiary; (e) any restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; (f) in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; or (g) any encumbrance or restriction existing by reason of applicable law.

  Limitation on Liens

         Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including, without limitation, Capital Stock of a Restricted Subsidiary), whether owned at the date of the Indenture or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

  Limitations on Issuance of Capital Stock by Subsidiaries

         Under the terms of the Indenture, the Company will not permit any Restricted Subsidiary to issue any Capital Stock to any Person (other than to the Company or a Wholly Owned Subsidiary) or declare or pay dividends or distributions on or repurchase or redeem any Capital Stock of any Subsidiary (other than to the Company or a Wholly Owned Subsidiary).

  Change of Control

         Under the terms of the Indenture, in the event of a Change of Control (as defined as described under "-- Certain Definitions"), the Company shall make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the Change of Control Payment Date (as defined herein) on the terms set forth in the provision. The date on which the Company shall purchase the Notes pursuant to this provision (the "Change of Control Payment Date") shall be no earlier than 30 days, nor later than 60 days, after the notice referred to below is mailed, unless a longer period shall be required by law. The Company shall notify the Trustee in writing promptly after the occurrence of any Change of Control of the Company's obligation to purchase the Notes.

         Notice of a Change of Control Offer shall be mailed by the Company to the Holders of the Notes at their last registered address (with a copy to the Trustee and the Paying Agent) within thirty (30) days after a Change in Control has occurred. The Change of Control Offer shall remain open from the time of mailing until five (5) Business Days before the Change of Control Payment Date. The notice shall contain all instructions and materials necessary to enable such Holders to tender (in whole or in part) the Notes pursuant to the Change of Control Offer. The notice, which shall govern the terms of the Change of Control Offer, shall state: (a) that the Change of Control Offer is being made pursuant to this provision; (b) the purchase price and the Change of Control Payment Date; (c) that any Note not surrendered or accepted for payment will continue to accrue interest; (d) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (e) that any Holder electing to have a Note purchased (in whole or in part) pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice (or otherwise make effective delivery of the Note pursuant to book-entry procedures and the related rules of the applicable depositories) at least five Business Days before the Change of Control Payment Date; and (f) that any Holder will be entitled to withdraw his or her election if the Paying Agent receives, not later than three Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his or her election to have the Note purchased.

         On the Change of Control Payment Date, the Company shall (i) accept for payment the Notes or portions thereof, surrendered and properly tendered and not withdrawn, pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all the Notes, or portions thereof, so accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officers' Certificate stating that such Notes have been accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

  Transactions with Affiliates

         Under the terms of the Indenture, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") on terms that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction in arms-length dealings with a Person who is not such an Affiliate; provided that with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, the Company shall deliver to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with the foregoing requirements and such Affiliate Transaction is approved by a majority of the disinterested members of Board of Directors. The foregoing restriction shall not apply to the payment of any Restricted Payment which is permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments" and transactions between the Company or any Restricted Subsidiary, on the one hand, and any other Subsidiary, on the other hand, in the ordinary course of business.

  Sales of Assets

         Under the terms of the Indenture, neither the Company nor any Restricted Subsidiary shall consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value, as determined in good faith by the Board of Directors, of the shares or assets subject to such Asset Sale (including the value of any noncash consideration), (ii) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and (iii) an amount equal to 100% of the Net Available Cash is applied by the Company (or such Subsidiary, as the case may be) as set forth herein. For purposes of this provision, the following are deemed to be cash: (x) any Indebtedness (as reflected on the Company's consolidated balance sheet) of the Company or any Restricted Subsidiary for which neither the Company nor any Restricted Subsidiary will continue to be liable, directly or indirectly, as a result of such Asset Sale; and (y) securities received by the Company or any Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash. Nothing in this covenant shall prohibit the Company or any Subsidiary from transferring assets, properties or Capital Stock of any Subsidiary to any Wholly Owned Subsidiary or to the Company, nor shall the provisions of this covenant be applicable to any such transfer. Under the terms of the Indenture, the Company shall not permit any Unrestricted Subsidiary to make any Asset Sale unless such Unrestricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets so disposed of as determined in good faith by the Board of Directors.

         Under the terms of the Indenture, within 365 days (such period being the "Application Period") following the consummation of an Asset Sale (or in the case of Net Available Cash from the conversion of securities, within such number of days after the receipt of such cash), the Company or such Restricted Subsidiary shall apply the Net Available Cash from such Asset Sale as follows:
(i) first, to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); (ii) second, to the extent of the balance of such Net Available Cash after application in accordance with clause
(i), and to the extent the Company or such Restricted Subsidiary elects, to prepay, repay or purchase Senior Indebtedness (other than any Preferred Stock) of the Company or its Restricted Subsidiaries (in each case other than Indebtedness owed to the Company or an Affiliate of the Company), (iii) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(i) and (ii), to make an offer to purchase the Notes at a purchase price of 100% of principal amount plus accrued interest to the Purchase Date pursuant to and subject to the conditions set forth in the Indenture. To the extent that any Net Available Cash of Asset Sales remains after the application of such Net Available Cash in accordance with this paragraph, the Company or such Restricted Subsidiary may utilize such remaining Net Available Cash in any manner not otherwise prohibited by the Indenture.

         If Indebtedness of the Company issued on or after the date of the 1993 Indenture and ranking pari passu in right of payment with the Notes (which includes the 1993 Notes) is at the time outstanding, and the terms of such Indebtedness provide that a similar offer is to be made with respect thereto (the 1993 Indenture has such terms), then the offer to purchase the Notes shall be made concurrently with such other offer, and the Notes and such other Indebtedness shall be accepted pro rata in proportion to the aggregate principal amounts which the holders of Notes and such Indebtedness, respectively, elect to have redeemed.

         Under the terms of the Indenture, the Company shall not be required to make an offer to purchase the Notes if the Net Available Cash available from an Asset Sale (after application of the proceeds as provided in clauses (i) and (ii) of the second paragraph above) is less than $10 million for any particular Asset Sale (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Sale).

         Notwithstanding the foregoing, this provision shall not apply to, or prevent an Asset Sale that also constitutes a Change of Control (see "-- Certain Definitions") provided the Company has complied with its obligations under the covenant described under "-- Change of Control," and in such case no violation of this provision shall be deemed to have occurred as a consequence thereof.

         In the event of the transfer of substantially all (but not all) of the property and assets of the Company as an entirety to a Person in a transaction permitted under the covenant described under "-- Merger and Consolidation," the Successor Corporation shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

Merger and Consolidation

         Under the terms of the Indenture, the Company shall not consolidate with or merge with or into any other corporation or transfer all or substantially all of its properties and assets as an entirety to any Person unless: (a) either the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety are transferred (the "Successor Corporation"), shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes; (b) immediately before and immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Corporation or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Corporation or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (c) the Company shall have delivered, or caused to be delivered, to the Trustee an Officers' Certificate and, as to legal issues, an Opinion of Counsel, each in form and substance reasonably satisfactory to the Trustee stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent herein provided for relating to such transaction have been complied with; (d) immediately after giving effect to such transaction, the Successor Corporation shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth immediately prior to such transaction; and (e) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Coverage Ratio of the Successor Corporation is at least 2.0:1, or, if less, at least equal to the Consolidated Coverage Ratio of the Company immediately prior to such transaction; provided that, if the Consolidated Coverage Ratio of the Company immediately prior to such transaction is within the range set forth in Column (A) below, then the pro forma Consolidated Coverage Ratio of the Successor Corporation shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Consolidated Coverage Ratio of the Company immediately prior to such transaction and (2) the ratio set forth in column (C) below:

               (A)                     (B)                   (C)
               ---                     ---                   ---

         2.22:1 to 2.99:1              90%                  2.4:1
         3.00:1 to 3.99:1              80%                  2.8:1
         4.00:1 or more                70%                  2.9:1

and provided, further, that if, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Coverage Ratio of the Successor Corporation is 3.0:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such provision.

         Notwithstanding the foregoing clauses (b), (d) and (e), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Wholly Owned Subsidiary or Wholly Owned Subsidiaries so long as the requirements of clauses (a) and (c) are satisfied in connection therewith.

         Upon any such assumption by the Successor Corporation, the Successor Corporation shall succeed to and be substituted for the Company, under the Indenture and the Notes, and the Company shall thereupon be released from all obligations under the Indenture and under the Notes and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated. The Successor Corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, all or any of the Notes issuable under the Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee; and upon the order of the Successor Corporation instead of the Company and subject to all the terms, conditions and limitations prescribed in the Indenture, the Trustee shall authenticate and shall deliver any new Notes which the Successor Corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all such Notes had been issued at the date of the execution of the Indenture.

         In the case of any such consolidation, merger or transfer, such changes in form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Events of Default

         "Events of Default" are defined in the Indenture as (i) default for 30 days in payment of any interest installment due and payable on the Notes, (ii) default in payment of the principal when due of the Notes, or failure to redeem or purchase the Notes when required pursuant to the Indenture, (iii) default in performance of any other covenants or agreements in the Indenture for 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, (iv) the occurrence of a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Indebtedness evidenced by the Notes) for money borrowed by the Company or any Subsidiary, whether or not it exists on the date of the Indenture, the outstanding aggregate principal amount of which is not less than $10 million (or its foreign currency equivalent), and as a result of such default either such Indebtedness shall be due or the acceleration of such Indebtedness shall be declared, or Indebtedness of the Company or any Subsidiary in an aggregate principal amount of not less than $10 million (or its foreign currency equivalent), is not paid within any applicable grace period after final maturity, unless such Indebtedness or declaration, as the case may be, is discharged or rescinded or annulled within 30 days following the giving of notice to the Company by the Trustee or to the Company and the Trustee by Holders of not less than 25% in principal amount of the Notes; (v) any final judgment or order (not covered by insurance) for the payment of money shall be rendered against the Company or any Significant Subsidiary in an amount in excess of $5 million individually or $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) and shall not be discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $5 million individually or in the aggregate during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and (vi) certain events of bankruptcy, insolvency and reorganization of the Company.

         If any Event of Default (other than an Event of Default described in clause (vi) with respect to the Company) has occurred and is continuing, the Indenture provides that the Trustee may by notice to the Company, or the Holders of not less than 25% in principal amount of the Notes may by notice to the Company and the Trustee, declare the principal amount of the Notes, premium, if any, and any accrued and unpaid interest to be due and payable immediately. If an Event of Default described in clause (vi) with respect to the Company occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of such Notes. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind any such declaration and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on the Notes which shall have become due by such declaration) shall have been cured or waived.

         The Company must file annually with the Trustee a certificate describing any Default by the Company in the performance of any conditions or covenants that has occurred under the Indenture and its status. The Company must give the Trustee written notice within 30 days of any Default under the Indenture that could mature into an Event of Default described in clause (iii),
(iv), (v) or (vi) of the second preceding paragraph.

         The Trustee under the Indenture is entitled, subject to the duty of the Trustee during a Default to act with the required standard of care, to indemnification satisfactory to the Trustee against any loss, liability or expense before proceeding to exercise any right or power under the Indenture at the direction of the Holders of the Notes or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; however, the Trustee may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the right of other Holders of the Notes or would involve the Trustee in personal liability.

         The Indenture provides that while the Trustee generally must mail notice of a Default or Event of Default to the Holders of the Notes within 90 days of occurrence, the Trustee may withhold notice to the Holders of the Notes of any Default or Event of Default (except in payment on the Notes) if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

Modification of the Indenture

         Under the terms of the Indenture, the Company and the Trustee may, with the consent of the Holders of a majority in principal amount of the outstanding Notes, amend or supplement the Indenture or the Notes, except that no amendment or supplement may, without the consent of each affected Noteholder, (i) reduce the principal amount of Notes whose Holders must consent to an amendment or supplement; (ii) reduce the principal of or change the Stated Maturity of any Note or reduce the premium payable upon the redemption of any Note, or change the time at which any Note may or shall be redeemed; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest on the Notes; (vii) waive a redemption payment with respect to any Note; or (viii) make any change in the provisions of the Indenture relating to amendments of the Indenture that require the consent of Holders of each affected Note.

Actions by Noteholders

         Under the terms of the Indenture, a Noteholder may not pursue any remedy with respect to the Indenture or the Notes (except actions for payment of overdue principal, premium, if any, or interest) unless (i) the Holder has given notice to the Trustee of a continuing Event of Default, (ii) Holders of at least 25% in principal amount of the Notes have made a written request to the Trustee to pursue such remedy, (iii) such Holder or Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days of such request and offer and (v) the Holders of a majority in principal amount of the Notes have not given the Trustee an inconsistent direction during such 60-day period.

Defeasance, Discharge and Termination

  Defeasance and Discharge

         The Indenture provides that the Company will be discharged from any and all obligations in respect of the Notes and the provisions of such Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust, and the rights of Holders to receive payments of principal and interest thereon), on the 123rd day after the date of the deposit with the Trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes, when due in accordance with the terms of the Indenture and the Notes. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture and (ii) no Default under the Indenture shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company is a party or by which the Company is bound.

  Defeasance of Certain Covenants and Certain Events of Default

         The Indenture further provides that (i) the provisions of the Indenture will no longer be in effect with respect to the provisions described in clauses
(d) and (e) under "Merger and Consolidation" and all the covenants described herein under "-- Covenants," (ii) clause (iii) under "-- Events of Default" with respect to such covenants and clauses (d) and (e) under "-- Merger and Consolidation" shall not apply and (iii) clauses (iv) and (v) under "-- Events of Default" shall be deemed not to be Events of Default under the Indenture, in each case, upon the deposit with the Trustee or the Paying Agent, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes when due in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the provisions described in clause (ii) of the immediately preceding paragraph have been satisfied and the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default

         In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay principal of and interest on the Notes on the respective dates on which the amounts are due but may not be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

  Termination of Company's Obligations in Certain Circumstances

         The Indenture further provides that the Company will be discharged from any and all obligations in respect of the Notes and the provisions of the Indenture will no longer be in effect with respect to the Notes (except to the extent provided under "-- Defeasance and Discharge") if the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of the notice of redemption, and the Company deposits with the Trustee or the Paying Agent, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes when due in accordance with the terms of the Indenture and the Notes. Such a trust may only be established if, among other things, (i) no Default under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other material agreement or instrument to which the Company is a party or by which it is bound and (iii) the Company has delivered to the Trustee an Opinion of Counsel stating that such conditions have been complied with. Pursuant to this provision, the Company is not required to deliver an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that Holders would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that Holders would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

No Personal Liability of Incorporators, Stockholders, Officers,
Directors or Employees

         The Indenture provides that no incorporator, stockholder, officer, director or employee of the Company shall be liable for any obligations of the Company under the Notes or the Indenture or for any claim based thereon or in respect thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

         United States Trust Company of New York is the Trustee under the Indenture and is Paying Agent and Registrar for the Notes. Notices to the Trustee, Paying Agent and Registrar under the Indenture should be directed to United States Trust Company of New York, 144 West 47th Street, New York, New York 10036, Attention: Corporate Trust Division.

Governing Law

         Under the terms of the Indenture, the laws of the State of New York govern the Indenture and the Notes.

                          BOOK-ENTRY; DELIVERY AND FORM

         Except as set forth below, the New Notes will initially be issued in the form of one registered note in global form without coupons (the "Global Note"). Upon issuance, the Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

         If a holder tendering Existing Notes so requests, such holder's New Notes will be issued as described below under "-- Certificated Securities" in registered form without coupons (the "Certificated Securities").

         DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Placement Agents), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

         The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Note, DTC will credit the accounts of Participants who elect to exchange Existing Notes with an interest in the Global Note and
(ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments.

         So long as DTC or its nominee is the registered owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in DTC's system, or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

         The Company understands that under existing industry practice, in the event the Company requests any action of holders or an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize persons owning through such Participants to take such action or would otherwise act upon the instruction of such persons. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

         Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by the Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants (as the case may be).

Certificated Securities

         If: (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by DTC of its Global Note, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the New Notes represented by the Global Note. In addition, any person having a beneficial interest in the Global Note or any holder of Existing Notes whose Existing Notes have been accepted for exchange may, upon request to the Trustee or the Exchange Agent, as the case may be, exchange such beneficial interest or Existing Notes for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

         Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes certain United States federal income tax consequences of the Exchange Offer. Except where noted, it deals only with Existing Notes, and the New Notes received therefor, held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, persons holding Existing Notes as a part of a hedging or conversion transaction or a straddle, persons subject to the alternative minimum tax or holders of Existing Notes whose "functional currency" is not the U.S. dollar, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the Existing Notes pursuant to their original issue). Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. No rulings will be sought from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Exchange Offer. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Persons considering the exchange of Existing Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

The Exchange Offer

         The exchange of Existing Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Existing Notes because the terms of the New Notes are not materially different from the terms of the Existing
Notes. Accordingly, such exchange should not constitute a taxable event to United States Holders and, therefore, (i) no gain or loss should be realized by United States Holders upon receipt of a New Note, (ii) the holding period of the New Note should include the holding period of the Existing Note exchanged therefor and (iii) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Existing Note exchanged therefor immediately before the exchange. As used herein, a "United States Holder" of a Note means an initial holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees or fiduciaries have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

Stated Interest on Notes

         Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

         Failure of the Company to consummate the Exchange Offer or to file or cause to be declared effective a registration statement as described under "Description of the Notes -- Terms of the Notes," will cause additional interest to accrue on the Existing Notes in the manner described therein. According to U.S. Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a United States Holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes were issued, was remote. The Company believes that the likelihood of a change in the interest rate on the Existing Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Existing Note. In the unlikely event that the interest rate on the Notes is increased, then such increased interest may be treated as original issue discount, includable by a United States Holder in income as such interest accrues, in advance of receipt of any cash payment thereof. The Notes are considered not to have been issued with original issue discount.

Market Discount

         If a United States Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Amortizable Bond Premium

         A United States Holder that purchases a Note for an amount in excess of the principal amount will be considered to have purchased the Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. However, if the Note was purchased at a time when the Note may have been optionally redeemed for an amount that was in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the Note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange and Retirement of Notes

         Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition and such holder's adjusted tax basis of the Note. A United States Holder's adjusted tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium previously deducted from income by the United States Holder. Except as described above with respect to market discount or except to the extent the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss. Under recently enacted legislation, an individual United States Holder generally will be subject to tax on the net amount of his or her capital gain realized on the sale or exchange of a Note at a maximum rate of (i) 28% for a Note held for more than one year but not more than eighteen months, (ii) 20% for a Note held for more than eighteen months and (iii) provided that the holding period for such Note is deemed to begin after December 31, 2000, pursuant to a special election, 18% for a Note held for more than five years. Special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels. The deductibility of capital losses is subject to limitations.

         The exchange of an Existing Note by a United States Holder for a New Note should not constitute a taxable exchange. A United States Holder will have the same tax basis and holding period in the New Note as it did in the Existing Note. See "-- The Exchange Offer."

Non-United States Holders

         Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

                  (a) no United States federal withholding tax will be imposed with respect to the payment by the Company or its paying agent of principal, premium, if any, or interest on a Note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided (i) that such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, (iii) such Non-United States Holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) such Non-United States Holder satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

                  (b) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, redemption, retirement or other disposition of a Note; and

                  (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individuals death, effectively connected with the conduct of a United States trade or business by such individual.

         To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to current temporary U.S. Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Holder (which certification may be made on an IRS Form W-8 (or substitute form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The IRS has proposed regulations that, if finalized, would modify certain of the certification requirements described above.

         If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payments on a Note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or substitute form) claiming an exemption from or reduction of withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

         If a Non-United States Holder is engaged in a trade or business in the United States and payment on a Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such payment on a net income basis in the same manner as if it were a United States Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such payment on a Note will be included in such foreign corporation's earnings and profits.

         Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

         In general, information reporting requirements will apply to payments on a Note and to the proceeds of the sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

         No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "-- Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

         In addition, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable U.S. Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary U.S. Treasury regulations provide that the U.S. Treasury is considering whether backup withholding will apply with respect to payments of principal, premium, if any, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

         Payments on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules will be credited toward such Holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the Holder's tax liability, the excess may be refunded to the Holder provided the required information is furnished to the IRS. In addition to providing the necessary information, the Holder must file a United States tax return in order to obtain a refund of the excess withholding.

                              PLAN OF DISTRIBUTION


         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _______________, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


         The Company will not receive any proceeds from any sale of New Notes. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market price or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Existing Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS


         The legality of the New Notes offered hereby is being passed upon for the Company by Dechert Price & Rhoads, New York, New York, special counsel for the Company.


                                     EXPERTS

         The consolidated financial statements of EnviroSource, Inc. appearing in the Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     ANNEX 1


         The Third Quarter 10-Q was previously filed by the registrant through the EDGAR system and is therefore excluded from this EDGAR filing.

                                     ANNEX 2


         The Form 10-K was previously filed by the registrant through the EDGAR system and is therefore excluded from this EDGAR filing.

                                     ANNEX 3


         The Proxy Statement was previously filed by the registrant through the EDGAR system and is therefore excluded from this EDGAR filing.

     No person  has been  authorized  to               PROSPECTUS
give  any  information  or to  make  any
representations    other    than   those
contained  in this  Prospectus  and,  if
given  or  made,  such   information  or
representations  must not be relied upon
as   having   been   authorized.    This               $50,000,000
Prospectus  does not constitute an offer
to sell or the  solicitation of an offer
to buy any  securities  other than those
to  which  it   relates,   nor  does  it
constitute  an  offer  to  sell  or  the
solicitation  of an  offer  to buy  such
securities in any circumstances in which             [Graphic Omitted]
such  solicitation is unlawful.  Neither
the delivery of this  Prospectus nor any
sale  made  hereunder  shall,  under any
circumstances,  create  any  implication
that  there  has been no  change  in the
affairs  of the  Company  since the date
hereof or that the information contained
herein  is   correct   as  of  any  time
subsequent to the date hereof.

          TABLE OF CONTENTS

                                    Page
                                                    OFFER TO EXCHANGE
Available Information................  3        9 3/4% Senior Notes due 2003,
Annexes and Incorporation of                              Series B
  Documents By Reference.............  4            for all outstanding
Summary..............................  5        9 3/4% Senior Notes due 2003,
Summary Financial Data............... 12                  Series B
Risk Factors......................... 14
Use of Proceeds...................... 18


Capitalization....................... 18
The Exchange Offer................... 19
Description of the Notes............. 24
Book-Entry; Delivery and Form........ 43             February ___, 1998
Certain Federal Income Tax
  Consequences....................... 45
Plan of Distribution................. 49
Legal Matters........................ 50
Experts.............................. 50


     Until _____________,  1998 (90 days
after the date of this Prospectus),  all
dealers  effecting  transactions  in the
Notes,  whether or not  participating in
the   original   distribution,   may  be
required to deliver a  Prospectus.  This
is in  addition  to  the  obligation  of
dealers  to  deliver a  Prospectus  when
acting as underwriters  and with respect
to   their    unsold    allotments    or
subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         EnviroSource is a Delaware corporation. Article VII Section 4 of the Company's By-Laws provides that the Company may indemnify its officers and directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees). judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

         Subsection (b) of the Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believe to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising ut of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Article TENTH of the Company's Certificate of Incorporation currently provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit
  No.                                  Description
  ---                                  -----------

 3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Appendix A (pages A-1 to A-3) to the Company's Proxy Statement filed April 29, 1996, in respect of its 1996 Annual Meeting of Stockholders (File No. 1-1363))
 3.2 Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Page 2 to the Company's Proxy Statement filed April 30, 1997, in respect of its 1997 Annual Meeting of Stockholders (File No. 1-1363))
 3.3 By-Laws of the Company (incorporated herein by reference to Exhibit C (pages C-1 to C-9) to the Company's Proxy Statement filed April 24, 1987, in respect of its 1987 Annual Meeting of Stockholders (File No. 1-1363))
 3.4 Amendment to the By-Laws of the Company (incorporated herein by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987 (File No. 1-1363))
 3.5 By-Law Amendment Adopted March 26, 1997 By Unanimous Written Consent of the Board of Directors, Effective June 19, 1997 (incorporated herein by reference to Exhibit 3.5 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (File No. 1-1363))
 4.1 Indenture, dated as of September 30, 1997, between the Company and United States Trust Company of New York, as Trustee, relating to the Company's 9-3/4% Senior Notes due 2003, Series B, including the form of such notes attached as Exhibit A thereto (incorporated herein by reference to Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (File No. 1- 1363))
 4.2 Registration Rights Agreement, dated as of September 30, 1997, among the Company, Morgan Stanley & Co. Incorporated, Jefferies & Company, Inc. and NationsBanc Capital Markets, Inc. (incorporated herein by reference to Exhibit 4.7 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (File No. 1-1363))
 4.3 Loan and Security Agreement, dated as of April 6, 1993, between IMS Funding Corporation and Greyhound Financial Corporation. (The Company agrees to furnish a copy of such agreement to the Commission upon request)
 4.4 Agreement Amending Loan and Security Agreement and Corporate Guarantee Agreement, dated as of December 8, 1995, between FINOVA Capital Corporation (formerly known as Greyhound Financial Corporation), IMS Funding Corporation, and International Mill Service, Inc. (The Company agrees to furnish a copy of such agreement to the Commission upon request)
 4.5 Indenture, dated as of July 1, 1993, between the Company and United States Trust Company of new York, as Trustee, relating to the Company's 9-3/4% Senior Notes due 2003, including the form of such notes attached as Exhibit A thereto (incorporated herein by reference to Exhibit 4.10 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1993 (File No. 1-1363))
 4.6 First Supplemental Indenture, dated as of November 2, 1995, between the Company and United States Trust Company of New York, as Trustee, relating to the Company's 9-3/4% Senior Notes due 2003 (incorporated herein by reference to Exhibit 4.15 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995 (File No. 1-1363))
 4.7 Second Supplemental Indenture, dated as of September 24, 1997, between the Company and United States Trust Company of New York, as Trustee, relating to the Company's 9-3/4% Senior Notes due 2003 (incorporated herein by reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (File No. 1-1363))
 4.8 Registration Rights Agreement, dated as of May 13, 1993, among the Company, FS Equity partners II, L.P., The IBM Retirement Plan Trust Fund and Enso Partners, L.P. (incorporated herein by reference to Exhibit 4.29 to Amendment No. 1 to the Company's Registration Statement on Form S-1, filed June 14, 1993 (File No. 33-62050))

 4.9 Warrant to purchase shares of Common Stock or the Company issued to FS Equity Partners II, L.P., dated as of May 13, 1993 (incorporated herein by reference to Exhibit 4.30 to Amendment No. 1 to the Company's Registration Statement on Form S-1, filed June 14, 1993 (File No. 33-62050))
 4.10 Warrant to purchase shares of Common Stock of the Company issued to The IBM Retirement Plan Trust Fund, dated as of May 13, 1993 (incorporated herein by reference to Exhibit 4.31 to Amendment No. 1 to the Company's Registration Statement on Form S-1, filed June 14, 1993 (File No. 33-62050))
 4.11 Warrant to purchase shares of Common Stock of the Company issued to Enso Partners, L.P., dated as of May 13, 1993 (incorporated herein by reference to Exhibit 4.32 to Amendment No. 1 to the Company's Registration Statement on Form S-1, filed June 14, 1993 (File No. 33-62050))
 4.12 Loan Agreement, dated as of June 1, 1994, between the Industrial Development Corporation of Owyhee County, Idaho and Envirosafe Services of Idaho, Inc. relating to $8,500,000 Industrial Revenue Bonds, Series 1994. (The Company agrees to furnish a copy of such agreement to the Commission upon request)
 4.13 Credit Agreement, dated as of December 19, 1995, among the Company, International Mill Service, Inc., the lenders parties thereto, NationsBank, N.A., as Administrative Agent, and Credit Lyonnais as Syndication Agent (incorporated herein by reference to
              Exhibit 4.14 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 1-1363))
 4.14 Assignment and Acceptance, dated as of February 8, 1996, between NationsBank, N.A. and Banque Paribas; and Assignment and Acceptance, dated as of February 8, 1996, between Credit Lyonnais New York Branch and Banque Paribas (incorporated herein by reference to Exhibit 4.13 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (File No. 1-1363))
 4.15 First Amendment, dated as of May 15, 1996, to the Credit Agreement, dated as of December 19, 1995, among the Company, International mill Service, Inc., the lenders parties thereto, NationsBank, N.A., as Administrative Agent, and Credit lyonnais as Syndication Agent (incorporated herein by reference to Exhibit
              4.15 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 (File No. 1-1363))
 4.16 Second Amendment, dated as of December 23, 1996, to the Credit Agreement, dated as of December 19, 1995, among the Company, International Mill Service, Inc., the lenders parties thereto, NationsBank, N.A., as Administrative Agent, and Credit Lyonnais as Syndication Agent (incorporated herein by reference to Exhibit
              4.13 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-1363))
 4.17 Third Amendment, effective as of June 30, 1997, to the Credit Agreement, dated as of December 19, 1995, among the Company, International Mill Service, Inc., the lenders parties thereto, NationsBank, N.A., as Administrative Agent, and Credit Lyonnais as Syndication Agent (incorporated herein by reference to Exhibit
              4.14 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (File No. 1-1363))
 4.18         Fourth  Amendment,  effective  as of September  23,  1997,  to the
              Credit Agreement, dated as of December 19, 1995, among the Company, International Mill Service, Inc., the lenders parties thereto, NationsBank, N.A., as Administrative Agent, and Credit Lyonnais as Syndication Agent (incorporated herein by reference to
              Exhibit 4.18 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (File No. 1-1363))
 5.1          Opinion of Dechert Price & Rhoads*
10.1 Placement Agreement dated September 25, 1997 among the Company, Morgan Stanley & Co. Incorporated, Jefferies & Company, Inc. and NationsBanc Capital Markets, Inc., with respect to the 9-3/4% Senior Notes due 2003, Series B**
10.2 Restated Incentive Stock Option Plan of the Company, as amended (incorporated herein by reference to Exhibit A to the Company's Registration Statement on Form S-8, filed January 17, 1989 (File No. 33- 26633))
10.3 Promissory note of Louis A. Guzzetti, Jr., dated March 31, 1993, payable to the Company, amending and replacing the Promissory notes dated October 15, 1987, march 31, 1991 and march 31, 1992 and the letter Amendments dated April 13, 1991 and May 12, 1992 (incorporated herein by reference to Exhibit 10.13 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-1, filed September 16, 1993 (File No. 33-46930))
10.4          Promissory  Notes of Aarne  Anderson,  George E.  Fuehrer  and Mr.
              Guzzetti, dated as of April 1, 1993, payable to the Company, amending and replacing the Promissory Notes dated January 13, 1989, April 1,

              1991 and  April 1,  1992  (incorporated  herein  by  reference  to
              Exhibit 10.17 to Post-Effective Amendment No. to the Company's Registration Statement on Form S-1, filed September 16, 1993 (File No. 33-46930))
10.5 Stock Option Agreement, dated March 18, 1992, between the Company and Raymond P. Caldiero (incorporated herein by reference to
              Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-1363))
10.6 Stock Option Agreement, dated March 18, 1992, between the Company and Jeffrey G. Miller (incorporated herein by reference to Exhibit
              10.21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-1363))
10.7 Amendment, dated August 5, 1993, to the Stock Option Agreement, dated March 18, 1992, between the Company and Jeffrey G. Miller (incorporated herein by reference to Exhibit 10.22 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-1, filed September 16, 1993 (File No. 33-46930))
10.8 Stock Option Agreement, dated August 5, 1993, between the Company and Wallace B. Askins (incorporated herein by reference to Exhibit
              10.23 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-1, filed September 16, 1993 (File No. 33-46930))
10.9 1993 Stock Option Plan of the Company (incorporated herein by reference to Exhibit 10.21 to Amendment No. 1 to the Company's Registration Statement on Form S-1, filed June 14, 1993 (File No. 33-62050))
10.10 EnviroSource, Inc. Stock Option Plan for Non-Affiliated Directors, dated as of January 1, 1995 (incorporated herein by reference to
              Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 1-1363))
10.11 Supplemental Executive Retirement Plan of the Company, effective January 1, 1995 (incorporated herein by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 1-1363))
10.12 Employment Agreement, dated November 5, 1996, between the Company and Aarne Anderson (incorporated herein by reference to Exhibit
              10.12 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996 (File No. 1-1363))
10.13 Employment Agreement, dated November 5, 1996, between the Company and William B. Davis (incorporated herein by reference to Exhibit
              10.13 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996 (File No. 1-1363))
10.14 Employment Agreement, dated November 5, 1996, between the Company and James C. Hull (incorporated herein by reference to Exhibit
              10.14 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996 (File No. 1-1363))
10.15 Stock Purchase Agreement, dated November 26, 1996, by and among IMCO Recycling Inc., IMSAMET, Inc. and EnviroSource, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed January 21, 1997 (file No. 1-1363))
10.16 Amendment No. 1, dated as of January 21, 1997, to Stock Purchase Agreement, dated November 26, 1996, by and among IMCO Recycling Inc., IMSAMET, Inc. and EnviroSource, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed January 21, 1997 (File No. 1-1363))
12.1          Statement of Ratio of Earnings to Fixed Charges
21.1 Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-1363))

23.1          Consent of Dechert Price & Rhoads (included in Exhibit 5.1)*


23.2          Consent of Ernst & Young LLP


24            Power of Attorney**
25            Statement of Eligibility  and  Qualification,  Form T-1, of United
              States Trust Company of New York**
99.1          Form of Letter of Transmittal**
99.2          Form of Notice of Guaranteed Delivery**


*     To be supplied by amendment.
**    Previously filed

(b)  Financial Statement Schedules:

        Schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, attached to and incorporated by reference in the Prospectus.

Item 22.  Undertakings

        (a)  The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) to  include  any  prospectus  required  by  Section
                  10(a)(3) of the Securities Act of 1933;

                         (ii) to reflect in the  prospectus  any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii) to include any material  information with respect
                  to the plan of  distribution  not previously  disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Horsham, Commonwealth of Pennsylvania, on the 11th day of February, 1998.


                                      ENVIROSOURCE, INC.

                                      By:  /s/ Louis A. Guzzetti, Jr.
                                           -------------------------------------
                                           Louis A. Guzzetti, Jr.
                                           President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on February 11, 1998.



Signature                                                                  Title
---------                                                                  -----

/s/ Louis A. Guzzetti, Jr.
---------------------------------
Louis A. Guzzetti, Jr.                               President, Chief Executive
                                                     Officer and Director (Principal Executive Officer)


/s/ James C. Hull
---------------------------------
James C. Hull                                        Vice President and Chief Financial Officer (Principal
                                                     Financial and Accounting Officer)

/s/ Ronald P. Spogli*
---------------------------------
Ronald P. Spogli                                     Chairman of the Board of Directors

/s/ Wallace B. Askins*
---------------------------------
Wallace B. Askins                                    Director

/s/ Raymond P. Caldiero*
---------------------------------
Raymond P. Caldiero                                  Director

/s/ Robert N. Gurnitz*
---------------------------------
Robert N. Gurnitz                                    Director

/s/ Jeffrey G. Miller*
---------------------------------
Jeffrey G. Miller                                    Director

/s/ Jon D. Ralph*
---------------------------------
Jon D. Ralph                                         Director

/s/ John M. Roth*
---------------------------------
John M. Roth                                         Director

/s/ J. Frederick Simmons*
---------------------------------
J. Frederick Simmons                                 Director


*By:/s/ Leon Z. Heller
    -----------------------------
      Leon Z. Heller
      Attorney-in-Fact


                                      II-7